Exhibit 10.1

CREDIT AGREEMENT

among

Allure Global Solutions, Inc., Creative Realities, Inc., and Reflect Systems, Inc.

as Borrowers

and

First Merchants Bank,

as Bank

THIS CREDIT AGREEMENT is executed as of May 23, 2024 (the “Closing Date”), by and among Allure Global Solutions, Inc., a Georgia corporation (“AGS”), Creative Realities, Inc., a Minnesota corporation (“CRI”), and Reflect Systems, Inc., a Delaware corporation (“RS”), jointly and severally (AGS, CRI and RS, collectively, the “Borrowers”, and each a “Borrower”) and FIRST MERCHANTS BANK, an Indiana bank, together with its successors and assigns (“Bank”).

PRELIMINARY STATEMENTS

Borrowers request that Bank provide the credit facility described in this Agreement, and Bank is willing to make the credit facility available to Borrowers, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definition of Terms

Section 1.01.  Accounting Terms/Financial Statements. All accounting and financial terms used in this Agreement are used with the meanings such terms are given in accordance with GAAP, except as may be otherwise specifically provided in this Agreement. Notwithstanding the foregoing, the parties agree that, for the purposes of this Agreement, all leases that were treated as operating leases under GAAP prior to the effectiveness of Accounting Standard Codification 842 of the Financial Accounting Standards Board (“FASB ASC 842”) will continue to be treated as operating leases regardless of the application of FASB ASC 842, which would otherwise require such leases to be treated as finance leases under GAAP.

Section 1.02.  Definitions. The following terms have the meanings indicated when used in this Agreement with the initial letter capitalized:

“Adjusted Term SOFR” means, for any Interest Period, the Term SOFR, plus 0.11%; provided that, if the Adjusted Term SOFR as so determined would be less than the Floor Rate, such rate shall be deemed to be equal to the Floor Rate.

“Advance” means a disbursement of proceeds of the Loan as contemplated in this Agreement including Revolving Loan Advances.

“Affiliate” means, with respect to any Person or group acting in concert in respect of the Person in question that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person.

“Agreement” means this Credit Agreement, as amended, modified, supplemented and/or restated from time to time and at any time.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to a Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin” means and shall be determined for each Loan as follows:

(a)     As of the Closing Date and through and including the date immediately prior to the first (1st) Adjustment Date (as defined below), the “Level 3” per annum rates specified in the pricing table below shall apply.

(b)    The Applicable Margin will adjust quarterly effective as of the date on which the financial statements and related Compliance Certificate required under Section 5.01(b)(3) for the most recently completed fiscal quarter are due to be delivered to Bank (each such quarterly adjustment date, an “Adjustment Date”). The first (1st) Adjustment Date shall occur after the delivery of the first Compliance Certificate. On each Adjustment Date, the Applicable Margin shall be adjusted, if necessary, prospectively from such Adjustment Date to the percent per annum set forth in the pricing table below corresponding to the Senior Funded Debt to EBITDA Ratio reported on such Compliance Certificate:

	Senior Funded Debt to EBITDA Ratio	Applicable Margin
Level 1	< 1.00 to 1.00	2.00%
Level 2	≥ 1.00 to 1.00 but < 2.00 to 1.00	2.50%
Level 3	≥ 2.00 to 1.00 but < 3.00 to 1.00	3.00%
Level 4	≥ 3.00 to 1.00	3.50%

(c)     If Borrowers shall fail to deliver the financial statements, Compliance Certificates and/or other information by the dates required under Section 5.01(b), then, in addition to any other rights and remedies to which Bank may be entitled as a result of such failure, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above until Bank’s receipt of the foregoing for the applicable fiscal quarter, at which time the rate will be adjusted prospectively from the date of such delivery, based upon the Senior Funded Debt to EBITDA Ratio reflected in such statements. No downward adjustment of the Applicable Margin shall occur if, at the time such downward adjustment would otherwise be made, there shall exist any Event of Default.

(d)     Notwithstanding anything to the contrary contained herein, immediately and automatically upon the occurrence of any Event of Default, the Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the Applicable Margin will be adjusted prospectively from the date of such waiver based upon the Senior Funded Debt to EBITDA Ratio reflected on the most recent financial statements and Compliance Certificate delivered by Borrowers to Bank pursuant to Section 5.01(b)(3). Any increase in interest rates or fees payable by Borrowers under this Agreement and the Loan Documents pursuant to the provisions of subsection (c) above or this subsection (d) shall be in addition to and independent of any increase in such interest rates or fees resulting from the occurrence of any Event of Default (including, if applicable, any Event of Default arising from a breach of Section 5.01(b)(3) and/or the effectiveness of the Default Rate).

(e)      If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers or for any other reason, Bank determines that (i) the Senior Funded Debt to EBITDA Ratio as previously calculated as of any applicable date for any applicable period was inaccurate, and (ii) a proper calculation of the Senior Funded Debt to EBITDA Ratio for any such period would have resulted in different pricing for such period, then (A) if the proper calculation of the Senior Funded Debt to EBITDA Ratio would have resulted in a higher interest rate or fees for such period, automatically and immediately without the necessity of any demand or notice by Bank or any other affirmative act of any party, the interest accrued on the applicable outstanding Loans and the amount of the fees accruing for such period under the provisions of this Agreement and the Loan Documents shall be deemed to be retroactively increased by, and Borrowers shall pay to Bank, within five (5) Business Days after the date of written notice to Borrowers of such retroactive correction, an amount equal to the excess of the amount of interest or fees that should have been paid for such period over the amount of interest or fees actually paid for such period, or (B) if the proper calculation of the Senior Funded Debt to EBITDA Ratio would have resulted in a lower interest rate or fees for such period, Bank shall upon request of Borrowers provide a credit against future interest charges in an amount equal to the excess of the amount of interest or fees that were paid for such period over the amount of interest or fees that should have been paid for such period; provided, however, in no case shall Bank be required to pay such excess to Borrowers or to reduce any principal amount owed to Bank on account thereof.

“Applicable Rate” means the Adjusted Term SOFR plus the Applicable Margin that then applies to the Loan.

“Application for Advance” means a written application of the Borrower Representative for an Advance substantially in the form attached hereto as Exhibit A or in such other form as Bank may approve from time to time.

“Appraisal” shall mean a written statement setting forth an opinion of the market value of Eligible Contracts that (a) has been independently and impartially prepared by a qualified appraiser directly engaged by Bank or its agent, (b) complies with all applicable federal and state laws, regulations, and guidelines dealing with appraisals or valuations of contracts substantially similar to the Eligible Contracts, and (c) has been reviewed as to form and content and approved by Bank, in its sole discretion.

“Authorized Officer” means, with respect to any Person, the Chief Executive Officer, Chief Financial Officer, Manager, the President, Vice President, Treasurer or other officer of such Person or other such Person identified by such Person from time to time as having authority to act on such Person’s behalf.

“Bank” has the meaning ascribed to such term in the preamble to this Agreement.

“Bank Debt” has the meaning ascribed to such term in Section 8.10 of this Agreement.

“Bank Product Agreement(s)” means each agreement entered into from time to time by any Borrower or any Subsidiary with Bank or any Affiliate of Bank with respect to or in connection with any Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Borrower or any Subsidiary of a Borrower to Bank or an Affiliate of Bank pursuant to or evidenced by any Bank Product Agreement or otherwise arising from or in connection with any Bank Product, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Bank Products” means any service or facility extended to any Borrower or any Subsidiary of any Borrower by Bank or an Affiliate of Bank, including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) automated clearinghouse (ACH) transactions, and (f) cash and treasury management, including controlled disbursement, accounts or services.

“Basis Point” means one one-hundredth of one percent (.01%) and when used in the plural, such term means the number of basis points indicated.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any Borrower or any other member of the Controlled Group is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the introductory paragraph.

“Borrower Representative” means CR.

“Borrowing Base” means, at any date a determination thereof is made, except as otherwise provided, an amount equal to the sum of (a) the NOLV of the Eligible Contracts multiplied by eighty five percent (85%), minus (b) the amount of all Reserves.

“Borrowing Base Certificate” means a borrowing base certificate in form and substance acceptable to Bank or in such form as Bank may request from time to time.

“Business Day” means a day on which the principal offices of Bank in Indianapolis, Indiana, are open for the purpose of conducting substantially all of Bank’s business activities; provided that, notwithstanding anything to the contrary in this definition of “Business Day”, at any time during which an Interest Rate Agreement with Bank is then in effect with respect to all or a portion of the Loan, then the definitions of “Business Day” and “Banking Day”, as applicable, pursuant to such Interest Rate Agreement shall govern with respect to all applicable notices and determinations in connection with such portion of the Loan subject to such Interest Rate Agreement.

“Canadian Anti-Terrorism Laws” shall mean the Criminal Code, R.S.C. 1985, c. C 46, The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17, the Special Economic Measures Act, S.C. 1992, c.17, the Export and Import Permits Act, R.S.C., 1985, c.E-19, the Anti-Terrorism Act, S.C. 2001, c. 41, and the United Nations Act, R.S.C. 1985, c. U 2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Benefit Plans” shall mean all material employee benefit plans or arrangements maintained or contributed to by Entity Guarantor that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plan and arrangements in which the employees or former employees of Entity Guarantor participate or are eligible to participate but excluding all stock option or stock purchase plans.

“Canadian Pension Plans” shall mean each pension plan required or be registered under Canadian federal or provincial law that is maintained or contributed to by Entity Guarantor for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively or any pension plan which is a multiemployer pension plan as defined under the applicable Canadian pension standards legislation.

“Capitalized Lease” means, at any time, any lease or other arrangement conveying the right to use of property (whether real, personal or mixed) with respect to which the lessee is required to classify and account for as a capital lease or finance lease on a balance sheet of such lessee under GAAP.

“Cash Capital Expenditures” means expenditures made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property, or equipment which, in accordance with GAAP and on a consolidated basis, would be classified as a fixed or capital asset on a balance sheet for the applicable period prepared in accordance with GAAP and which were not purchased with the proceeds of a purchase money loan or Capitalized Lease. For the avoidance of doubt, such a purchase made with an Advance will constitute a Cash Capital Expenditure and a purchase made with the proceeds of an equity contribution will not constitute a Cash Capital Expenditure.

“Cash Equivalents” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government; (ii) domestic and eurodollar certificates of deposit and time deposits, bankers’ acceptances and floating rate certificates of deposit issued by any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations for any such deposits with a term of more than ninety (90) days); (iii) shares of money market or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities (i.e., securities rated at least Baa by Moody’s Investors Service, Inc. or at least BBB by Standard & Poor’s Ratings Group); and (iv) commercial paper of United States and foreign banks and bank holding companies and their subsidiaries and United States and foreign finance, commercial industrial or utility companies which, at the time of acquisition, are rated A-1 (or better) by Standard & Poor’s Ratings Group, or P-1 (or better) by Moody’s Investors Service, Inc.; provided that the maturities of such Cash Equivalents shall not exceed 365 days.

“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) compliance by Bank with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which, after the date of this Agreement:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of a Borrower entitled to vote for members of the board of directors or equivalent governing body of such Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)    during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of a Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” has the meaning ascribed to such term in the preamble to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Loan Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of the Bank, to secure all or any part of the Obligations.

“Commission” means the U.S. Securities and Exchange Commission.

“Commitment(s)” means the Revolving Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate in form attached hereto as Exhibit B or otherwise in such form as Bank may request from time to time, signed by an Authorized Officer of each Borrower confirming that the most current Financial Statements provided by Borrowers to Bank were prepared in accordance with GAAP, and present fairly the financial position of Borrowers as of the dates thereof and the results of the operations of Borrowers for the periods covered, subject to normal year-end audit adjustments, and that since the date of the most current Financial Statements provided by Borrowers to Bank there has been no Material Adverse Effect. The Compliance Certificate shall further confirm that no Event of Default or Unmatured Event of Default shall have occurred and be continuing as of the date of the Compliance Certificate or shall describe any such event which shall have occurred and be then continuing and the steps being taken by Borrowers to correct it. In addition, the Compliance Certificate shall demonstrate compliance with the financial covenants stated in Section 5.03, as applicable. Such Compliance Certificate shall relate the covenants to the quarter end figures shown in the latest quarterly Financial Statements furnished to Bank, and shall otherwise be in such form and provide such detail as may be reasonably satisfactory to Bank.

“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls, or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental Laws.

“Control” of a Person shall mean the power, direct or indirect, (a) to vote 20% or more of the Voting Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (b) to direct or cause the direction of the management and policies of such Person whether by ownership of Voting Interests, contract or otherwise.

“Controlled Group” means the group consisting of (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as a Borrower; (ii) a partnership or other trade or business (whether or not incorporated) which is under common control (within the meaning of Section 414(c) of the Code) with a Borrower; and (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as a Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

“CRI Canada” means Creative Realities Canada, Inc., an Ontario corporation.

“Debt” means, with reference to any Person, as of any date, without duplication: (a) all indebtedness, liabilities and obligations of such Person for borrowed money and its redemption obligations in respect of mandatorily redeemable preferred Equity Interests; (b) obligations of such Person to pay the deferred purchase or acquisition price of assets (tangible or intangible, real or personal) or services, other than trade accounts payable (if not for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) all obligations of such Person appearing as a liability on its balance sheet in accordance with GAAP in respect of Capitalized Leases; (d) all obligations, indebtedness and liabilities which are secured by any Lien on any asset of such Person, whether or not the obligation, indebtedness or liability secured thereby shall have been assumed by such Person; (e) all obligations for Interest Rate Agreements of such Person; and (f) all obligations, indebtedness and liabilities of others similar in character to those described in clauses (a) through (e) of this definition for which such Person is liable, contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations, indebtedness or liabilities such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of letters of credit, surety bonds or similar obligations and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person. Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP. Notwithstanding the foregoing, in no event shall CRI’s obligation to pay any Guaranteed Consideration be deemed Debt.

“Debt Service” means with respect to any period, the sum of the Borrowers' (on a consolidated basis): (a) interest expense for such period, plus (b) all scheduled payments of principal Debt made or due during such period.

“Debt Service Coverage Ratio” means, with respect to a fiscal quarter, a ratio: (a) the numerator of which is the Borrowers and their Subsidiaries on a consolidated basis EBITDA for the trailing twelve-month period and (b) the denominator of which is Borrowers and their Subsidiaries on a consolidated basis Debt Service for the trailing twelve-month period.

“Default Rate” means, with respect to the Loan or LC Disbursements, a rate per annum equal to the Applicable Rate plus 200 Basis Points, or with respect to any other amount due, the Prime Rate plus 200 Basis Points per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions) of any property by any Person (including any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distribution” means, with respect to any Person (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of such Person now or hereafter outstanding, including any tax distribution, except a dividend payable solely in such Person’s Equity Interest and (ii) any redemption, retirement, purchase or other acquisition for value, direct or indirect, of any Equity Interests of such Person now or hereafter outstanding; such Person now or hereafter outstanding; provided that cash payments made among the Loan Parties shall not be considered a Distribution so long as no Event of Default or Unmatured Event of Default shall have occurred and is continuing or would result from making any such cash payment.

“EBITDA” means, for any period, net income for such period, plus (a) without duplication and to the extent deducted in determining net income for such period, the sum of (i) interest expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation, depletion and amortization expense for such period – inclusive of non-cash amortization expenses resulting from the amortization of the Company’s software platforms which may be classified as cost of goods sold instead of amortization expense in the Company’s consolidated Statement of Operations, (iv) any extraordinary charges for such period consistent with those which the Borrowers have historically presented as adjustments to EBITDA in its calculation of “EBITDA” in its public filings with the Commission, (v) any other noncash charges for such period (but, excluding any non-cash charge in respect of an item that was included in net income in a prior period), and any other accepted adjustments between the Borrowers and Bank , minus (b) without duplication and to the extent included in net income, any extraordinary gains and any non-cash items of income for such period, all calculated in accordance with GAAP, and minus (i) all Distributions paid and withdrawals from capital during such period, and (ii) to the extent included in net income, all extraordinary gains and losses for such period, all as determined in accordance with GAAP.

“Eligible Contracts” means, at any date a determination thereof is to be made, those outstanding contracts or agreements entered by a Loan Party in the ordinary course of its business in connection with the sale of goods, rendition of services or the lease or rental of goods by such Loan Party, which contracts Bank determines in its Permitted Discretion to be Eligible Contracts, based on such considerations as Bank may from time to time deem appropriate in its Permitted Discretion as the basis for the extension of Revolving Loan Advances. In general, without limiting the foregoing, Eligible Contracts shall not include a contract or agreement:

(a)    which is not subject to a first priority perfected security interest in favor of Bank;

(b)    with respect to which any covenant, representation or warranty contained in this Agreement or in any other Loan Document has been breached;

(c)    which does not relate to the sale of goods or performance of services in the ordinary course of business as presently conducted and/or reasonably contemplated;

(d)    the applicable counterparty to which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state, provincial or federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(e)    the applicable counterparty to which has liquidated all of its assets;

(f)    the applicable counterparty to which does not maintain its chief executive office in the U.S. or Canada or is not organized under applicable law of the U.S. or Canada, any state of the U.S. or the District of Columbia or any province or territory of Canada;

(g)    the applicable counterparty to which is an Affiliate of any Loan Party or an employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(h)    the applicable counterparty’s performance obligations under such contract are subject to any counterclaim, deduction, defense, setoff or dispute;

(i)    any Loan Party is in default or breach under such contract or agreement;

(j)    such contract is subject to any agreement which restricts the ability of the applicable Loan Party to grant a lien on such Loan Party’s rights under such contract or which restricts the Bank’s ability to assume, sell or otherwise dispose of such contract;

(k)    the applicable counterparty to such contract is a Sanctioned Person;

(l)    with respect to which the applicable Loan Party has during the term of such contract granted to the counterparty more than three (3) extensions of time for the payment of any sum due under the contract;

(m)    the contract has not been appraised pursuant to an Appraisal; or

(n)    for which the prospect of payment or performance by the applicable counterparty to such contract is or will be impaired as determined by Bank in the exercise of its Permitted Discretion.

In the event that a contract which was previously an Eligible Contract ceases to be an Eligible Contract hereunder, the Borrowers shall notify Bank thereof at the time of submission to Bank of the next Borrowing Base Certificate.

“Entity Guarantor(s)” means CRI Canada and any other entity Person that hereafter guaranties all or any portion of the Obligations, from time to time.

“Environmental Laws” means all federal, state, provincial, municipal and local laws and implementing regulations, now or hereafter effective during the term of this Agreement, relating to pollution or protection of the environment, including laws or regulations relating to or permitting emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, ground water, or land), or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, industrial wastes, or hazardous substances. Such laws shall include, but not be limited to: (a) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (b) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., including the statutes regulating underground storage tanks, 42 U.S.C. 6991 6991h, (c) the Clean Air Act, 42 U.S.C. 7401 et seq., (d) the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., including the statute regulating the National Pollutant Discharge Elimination System, 33 U.S.C. § 1342, (e) the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq., (f) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. and (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as such laws have been or hereafter may be amended.

“Equipment” has the meaning ascribed to such term in the UCC or the PPSA, as applicable.

“Equity Interest” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and/or units, (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (vi) and all warrants, options or other rights to acquire any of the interests described in clauses (i) through (v) (but excluding any debt security that is convertible into, or exchangeable for, any of the interests described in clauses (i) through (v)).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” means any of the events described in Section 7.01 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934 (15 U.S.C. § 77 et seq.).

“Excluded Swap Obligation” means, with respect to any guarantor of a Swap Obligation, including the grant of a security interest to secure the guaranty of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Bank or required to be withheld or deducted from a payment to Bank: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Bank being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Bank with respect to an applicable interest in a Loan, letter of credit or commitment (i) pursuant to a law in effect on the date on which (a) Bank acquires such interest in the Loan, letter of credit or commitment or (b) Bank changes its lending office, or (ii) resulting from Bank’s (or its successor assigns) failure, upon request of Borrower, to provide documentation that would allow for the elimination or reduction of such withholding taxes, and (c) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Financial Statements” includes, but is not limited to, balance sheets, profit and loss statements, and cash flow statements, prepared in accordance with GAAP.

“Floor Rate” means a rate per annum equal to zero.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied (from and after the date hereof) and for the period as to which such accounting principles are to apply.

“Governmental Authority” means the government of the United States of America or Canada or any other nation, or of any political subdivision thereof, whether state, provincial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).

“Guaranteed Consideration” has the meaning set forth in that certain Agreement and Plan of Merger, dated as of November 12, 2021, as amended, by and among RS, CRI, CRI Acquisition Corporation, a Delaware corporation, and RSI Exit Corporation, a Texas corporation.

“Guaranty” and “Guaranties” means each guaranty now or hereafter executed by the Entity Guarantor(s) with respect to all or any portion of the Obligations, from time to time.

“Guaranty Obligations” has the meaning ascribed to such term in Section 9.01 of this Agreement.

“Highest Lawful Rate” means the maximum rate of interest which may be charged Borrowers by Bank under applicable state or federal usury law or regulation or any other law or regulation, however characterized, limiting the rate of interest which may be charged to corporations or limited liability companies.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Informal Request” has the meaning ascribed to such term in Section 2.01(c)(1) of this Agreement.

“Interest Period” means a period of one (1) month commencing on each Reset Date; provided (a) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of the month; and (b) any Interest Period that would otherwise extend past the Maturity Date shall end on the Maturity Date.

“Interest Rate Agreement” means any interest rate hedging agreement, interest rate swap agreement, interest rate cap agreement, or other interest rate protection agreement or arrangement designed to protect Borrowers against fluctuations in interest rates, including, but not necessarily limited to, any such agreement which is evidenced by the Master Agreement format utilized from time to time by the International Swap Dealers Association, Inc., together with appropriate schedule and confirmation materials.

“Inventory” has the meaning ascribed to such term in the UCC or the PPSA, as applicable.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by that Person of any Debt, Equity Interests or other securities, or of a beneficial interest in any Debt, Equity Interests or other securities, issued by any other Person, (b) any purchase by that Person of all or substantially all of the assets of a business conducted by another Person, and (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable, advances to employees and similar items made or incurred in the ordinary course of business) or capital contribution by that Person to any other Person, including all Debt to such Person arising from a sale of property by such Person other than in the ordinary course of its business.

“LC Collateral Account” has the meaning ascribed to such term in Section 2.07(h).

“LC Disbursement(s)” means any payment made by Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (b) the aggregate amount of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“Letter(s) of Credit” means each letter of credit issued pursuant to this Agreement.

“Lien” means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise) or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as in effect in any jurisdiction, or the PPSA, as applicable, or any other similar recording or notice statute, and any lease having substantially the same effect as the foregoing, but excluding any equipment operating leases and any precautionary filings related thereto).

“Loan Documents” means, collectively, this Agreement, the Note, the Perfection Certificate, the Security Agreement, any Guaranties, any Letter of Credit application, and all other instruments, agreements and documents executed and delivered or to be delivered by any Borrower or any guarantor pursuant to or by virtue of this Agreement, and any and all Bank Product Agreements and Interest Rate Agreements which at any time from and after the Closing Date may be made between any Borrower and Bank or Bank’s Affiliates, as each of the foregoing may be amended, modified, extended, renewed, supplemented and/or restated from time to time and at any time, and when used in the singular form, means any of the Loan Documents, as the context requires.

“Loan Party” means each of the Loan Parties individually; and “Loan Parties” means each Borrower and each Entity Guarantor, collectively.

“Loans” means the Revolving Loan and any and all other loans and financial accommodations from Bank to any Borrower whether now or hereafter existing, and however evidenced, including without limitation those loans and financial accommodations described herein; “Loan” means each of the Loans individually.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrowers and their Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of the Loan Parties to perform the Obligations, (ii) the legality, validity, binding effect or enforceability against any Borrower or Entity Guarantor of any Loan Document to which it is a party or (iii) the rights, remedies and benefits available to, or conferred upon, Bank under any Loan Documents.

“Maturity Date” means the earlier of (i) the Revolving Loan Maturity Date, and (ii) that date upon which Bank accelerates payment of any or all of the Loans in accordance with Section 7.02 of this Agreement.

“Maximum Revolving Loan Amount” means, as of the date any determination thereof is to be made and subject to Section 7.02, an amount equal to the lesser of (i) the Revolving Loan Commitment, and (ii) the amount of the Borrowing Base as of such date.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either a Borrower or any member of the Controlled Group.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, and (ii) in the case of a Disposition of an asset (including pursuant to a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Debt (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event.

“NOLV” means with respect to the Eligible Contracts, the net orderly liquidation value of such Eligible Contracts that might be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as reflected in the Appraisal most recently received by Bank prior to the date of determination.

“Notes” means, collectively, the Revolving Note and any and all other notes now or hereafter existing that evidence any Loan; “Note” means each of the Notes individually.

“Obligations” means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, now or hereafter owed to Bank or any Affiliate of Bank by any Borrower, whether arising under, by virtue of or pursuant to this Agreement, the Notes, any other Loan Documents, or otherwise (including without limiting the generality of the foregoing, all Guaranty Obligations and all indebtedness, obligations and liabilities hereafter arising by virtue of or in connection with any extensions of credit by Bank or any Affiliate of Bank to any Borrower unrelated to and not made under this Agreement), together with all costs, expenses and reasonable attorneys’ fees incurred by Bank or any Affiliate of Bank in the enforcement or collection thereof, whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, joint and several, now exist or hereafter arise, or were prior to acquisition thereof by Bank or any Affiliate of Bank owed to some other Person but excluding the Excluded Swap Obligations. The term “Obligations” includes (a) all Bank Product Obligations, (b) all obligations, indebtedness, liabilities and expenses (i) arising pursuant to or in connection with any Interest Rate Agreement, interest rate swap transaction, basis swap, forward rate transaction, interest rate option, price risk hedging transaction or any similar transaction between any Borrower and Bank or any Affiliate of Bank, or (ii) relating to overdrafts or any ACH Transaction with respect to any account maintained by any Borrower with Bank or any Affiliate of Bank, and (c) all LC Exposure.

“Organizational Documents” means, with respect to any Person as applicable, the certificate or articles of incorporation, articles of organization, certificate of formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, or such other comparable documents or agreements respecting the formation, organization and governance of such Person.

“Other Connection Taxes” means, with respect to Bank, Taxes imposed as a result of a present or former connection between Bank and the jurisdiction imposing such Taxes (other than a connection arising from Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document), or sold or assigned an interest in any Loan, letter of credit, or any Loan Document.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Paid in Full” or “Payment in Full” means, (a) the payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of any outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to Bank of cash collateral in an amount equal to 105% of the LC Exposure as of the date of such payment), (c) the payment in full in cash of the accrued and unpaid fees, if any, (d) the payment in full in cash of all reimbursable expenses and other Obligations (other than Bank Product Obligations, Interest Rate Agreements with Bank, and other Obligations which are contingent in nature and for which no claim has been made), together with accrued and unpaid interest thereon, (e) the termination of all Commitments, and (f) the termination and payment in full in cash of all Bank Product Obligations and Interest Rate Agreements with Bank or entering into other arrangements reasonably satisfactory to Bank with respect thereto.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Perfection Certificate” means the Perfection Certificate executed and delivered by Borrowers to Bank as of the Closing Date.

“Permitted Discretion” means a determination made by Bank in good faith and in the exercise of its reasonable business judgment, from the perspective of a secured asset-based lender.

“Permitted Lien(s)” means each of the Liens described in Sections 5.02(b) of this Agreement.

“Person” means an individual, a corporation, a limited or general partnership, a limited liability company, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means an employee pension benefit plan as defined in ERISA.

“PPSA” shall mean the Personal Property Security Act (Ontario) and the Regulations or Minister’s Orders thereunder, as from time to time in effect, provided, however, if attachment, perfection or priority of the security interests of the Bank in any collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prepayment Event” means: (a) any Disposition of any property or asset of any Borrower or any of its Subsidiaries, other than the sale of inventory in the ordinary course of business; (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any Collateral or other property or asset of any Borrower or any of its Subsidiaries; or (c) the incurrence by any Borrower or any of its Subsidiaries of any Debt, other than Debt permitted to be incurred by Borrowers in accordance with Section 5.02(k).

“Prime Rate” means, for any day, a fluctuating rate per annum equal to the “prime rate” as quoted by the Wall Street Journal or similar publication. Any change in such rate announced by the Wall Street Journal or similar publication shall take effect at the opening of business on the day specified in the public announcement of such change. The Prime Rate is not necessarily the lowest rate charged by Bank on its loans. If the Prime Rate becomes unavailable, Bank may designate a substitute rate after notifying Borrowers. Bank will inform Borrowers of the current Prime Rate upon Borrowers’ request. Borrowers understand that Bank may make loans based on rates other than the Prime Rate.

“Release” is used as defined in Section 101(22) of CERCLA.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043 of ERISA that it be notified within 30 days before or after such event occurs, provided, however, that a failure to meet the minimum funding standards of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reserves” means collectively, (a) reserves established in respect of the Borrowing Base, as determined by Bank in its reasonable credit judgment at any time and from time to time, including for a Borrower’s contingent liabilities or other obligations with respect to hedging or swap transactions, (b) reserves established as a result of the revision of the standards of eligibility in respect of Eligible Contracts by Bank in its reasonable credit judgment at any time and from time to time and (c) the Special Reserve.

“Reset Date” means the first (1st) day of each calendar month.

“Revolving Advance” means an Advance of the Revolving Loan.

“Revolving Exposure” means, as of the date of determination, the sum of the outstanding principal balance of the Revolving Loan plus the LC Exposure.

“Revolving Loan” has the meaning ascribed to such term in Section 2.01(a) of this Agreement.

“Revolving Loan Commitment” means the obligation of Bank to make Advances under the Revolving Loan in an aggregate amount not exceeding the Revolving Loan Commitment Amount as such amount may be modified from time to time pursuant to the terms of this Agreement.

“Revolving Loan Commitment Amount” means $22,100,000.

“Revolving Loan Maturity Date” means the earlier of (a) May 23, 2027, or (b) that date on which Bank accelerates payment of the Revolving Loan in accordance with Section 7.02 of this Agreement.

“Revolving Note” has the meaning ascribed to such term in Section 2.01(b) of this Agreement.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Canadian Anti-Terrorism Law, or (d) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government or the Canadian government or any province thereof, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, executed by Borrowers in favor of Bank, as the same may be amended, modified, supplemented and/or restated from time to time and at any time.

“Senior Funded Debt / EBITDA” means, with respect to a trailing twelve-month period, a ratio, the numerator of which is total interest-bearing Debt of the Borrowers’ and their Subsidiaries on a consolidated basis less Subordinated Debt as at the end of such trailing twelve-month period, and the denominator of which is the Borrowers’ and their Subsidiaries on a consolidated basis EBITDA for such trailing twelve-month period.

“Service” means the Internal Revenue Service.

“Small Business Act” means the Small Business Act (15 U.S. Code Chapter 14A — Aid to Small Business).

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“SOFR Average” means, for the applicable corresponding tenor, the compounded average of SOFR published by the Federal Reserve Bank of New York (or a successor administrator of the SOFR Average).

“Special Reserve” means, (a) $4,000,000 from the Closing Date through and including such date that the Guaranteed Consideration has been paid in full and/or fully discharged unless such amount has been reduced by Lender in its sole and absolute discretion and (b) $0.00 from and after such date that the Guaranteed Consideration has been paid in full and/or fully discharged.

“Subordinated Debt” shall mean Debt that has been subordinated to Bank pursuant to one or more Subordination Agreements in form and substance acceptable to Bank in its sole discretion.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other business entity (whether now existing or hereafter organized or acquired) over which the Person exercises Control, provided that it shall be conclusively presumed that the Person exercises control over any such entity (a) if more than 50% of the Equity Interest in such entity is owned by the Person, directly or indirectly; or (b) if at least a majority of the securities of each class having ordinary voting power for the election of directors (other than securities which have such power only by reason of the happening of a contingency) at the time as of which the determination is being made, is owned, beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof. As of the Closing Date, each of Allure, RS and CRI Canada are Subsidiaries of CRI.

“Swap Obligation” means, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1 a(47) of the Commodity Exchange Act or any rules promulgated thereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any Interest Period, the 1-month Term SOFR published by the CME Term SOFR Administrator (or a successive administrator designated by the relevant authority) for the date that is two (2) U.S. Government Securities Business Days prior to the Reset Date.

“Termination Event” means (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of any Borrower or any member of the Controlled Group from a Benefit Plan during a plan year in which such Borrower or such Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Benefit Plan participants who are employees of any Borrower or any member of the Controlled Group; (iii) the imposition of an obligation on any Borrower or any member of the Controlled Group under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of; or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of any Borrower or any member of the Controlled Group from a Multiemployer Plan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Indiana, Ind. Code § 26-1-1-1, et seq.

“Unmatured Event of Default” means any event specified in Section 7.01 of this Agreement, which is not initially an Event of Default, but which would, if uncured, become an Event of Default with the giving of notice or the passage of time or both.

“U.S. Government Securities Business Day” means any day except (i) a Saturday, (ii) a Sunday, or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Voting Interests” means all classes of Equity Interests of a Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote pursuant to the terms of such Person’s Organizational Documents.

Section 1.03.  Construction . The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms and whenever the context may require, any pronoun shall include the corresponding masculine, feminine, or neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof; (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. An Unmatured Event of Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Unmatured Event of Default or Event of Default occurs to the date on which such Unmatured Event of Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of an Unmatured Event of Default only, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Bank. All covenants in this Agreement and the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a breach thereof if such action is taken or condition exists. In addition, all representations and warranties hereunder are continuing and shall be given independent effect so that if a particular representation or warranty is or becomes incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement. The language in this Agreement shall be interpreted as to its fair meaning and not strictly for or against any party.

Section 1.04.  Division. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

Borrowing Terms

Section 2.01.  Revolving Loan. Provided that all of the conditions stated in Section 6.01 of this Agreement have been fulfilled, and subject to and in accordance with the terms of this Agreement, and in reliance upon the representations, warranties, covenants and agreements of Borrowers made in this Agreement and the other Loan Documents, Bank will make Advances under the Revolving Loan described in this Section 2.01.

(a)    Revolving Loan Commitment. Bank agrees to make Revolving Advances to Borrowers on a revolving basis (the “Revolving Loan”) from time to time from and after the Closing Date until the Revolving Loan Maturity Date; provided that, after giving effect to such Revolving Advances, the Revolving Exposure will not in the aggregate exceed the Maximum Revolving Loan Amount.

(b)    Revolving Note. The obligation of Borrowers to repay the Revolving Loan shall be evidenced by a promissory note executed by Borrowers to Bank in form and substance acceptable to Bank (as the same may be amended, modified, extended, renewed, supplemented, replaced and/or restated from time to time and at any time, the “Revolving Note”).

(c)    Method of Borrowing. Until the Revolving Loan Maturity Date, Borrowers may borrow, repay and reborrow under the Revolving Note on any Business Day, provided that Borrowers shall not be entitled to receive and Bank shall not be obligated to make any Revolving Advance: (i) if the conditions stated in Section 6.01 of this Agreement have not been fulfilled; or (ii) if after making such Revolving Advance the Revolving Exposure would exceed the Maximum Revolving Loan Amount. Subject to the foregoing, Revolving Advances shall be made as follows:

(1)    Bank shall make a Revolving Advance upon Bank’s receipt of an Application for Advance from Borrower Representative not later than 10:00 A.M., Indianapolis time, on the date the Revolving Advance is to be made, which notice shall specify the amount and the date of the requested Revolving Advance, provided that Bank may, at its discretion, make a disbursement upon the oral request of Borrowers made by an Authorized Officer, or upon a request transmitted to Bank by email or by any other form of written electronic communication (all such requests for Advances being hereafter referred to as “Informal Requests”). Bank may rely on any Informal Request which shall have been received by it in good faith from a Person reasonably believed to be an Authorized Officer.

(2)    Each Informal Request shall be promptly confirmed by a duly executed Application for Advance if Bank so requires and shall in and of itself constitute the representation of Borrowers that the conditions stated in Section 6.01 of this Agreement have been fulfilled, and that the requested Revolving Advance would not cause the outstanding principal balance of the Revolving Loan to exceed the Maximum Revolving Loan Amount.

(3)    Each Revolving Advance shall be made on a Business Day.

(4)    Upon receipt of an Application for Advance, or at Bank’s discretion upon receipt of an Informal Request for a Revolving Advance and upon compliance with any other conditions of lending stated in Section 6.01 of this Agreement, Bank shall disburse the amount of the requested Revolving Advance to Borrowers on the date designated for the Revolving Advance.

All Revolving Advances by Bank and payments by Borrowers shall be recorded by Bank on its books and records, and the principal amount outstanding from time to time, plus interest payable thereon, shall be determined by reference to the books and records of Bank. Bank’s books and records shall be presumed prima facie to be correct as to such matters.

(d)    Interest on the Revolving Loan. Subject to the application of the Default Rate, the principal balance of the Revolving Loan outstanding from time to time shall bear interest at the Applicable Rate. Each change in the rate of interest to be charged on the Revolving Loan shall become effective on the date of each Reset Date.

(e)     Payment of Interest/Repayment of Advances. Borrowers shall make the following payments with respect to the Revolving Loan:

(1)    Borrowers shall pay accrued interest monthly on the first day of each successive calendar month, beginning July 1, 2024, and continuing thereafter.

(2)    Borrowers shall pay the entire unpaid principal balance of the Revolving Loan and all unpaid, accrued interest thereon in full on the Revolving Loan Maturity Date without demand.

(f)    Mandatory Prepayments of Principal. At any time that the Revolving Exposure exceeds the Maximum Revolving Loan Amount, Borrowers shall immediately and without notice or demand of any kind, (i) repay that portion of the unpaid principal balance of the Revolving Loan in an amount equal to such excess, and (ii) if any such excess remains after the Revolving Loan has been reduced to zero, cash collateralize the LC Exposure by making a deposit to the LC Collateral Account in an amount sufficient to eliminate such excess.

(g)    Use of Proceeds of the Revolving Loan. The proceeds of the Revolving Loan shall be used by Borrowers for working capital and other general corporate purposes of Borrowers, which shall include payment of the Guaranteed Consideration.

(h)    Commitment Fee. Borrowers shall pay to Bank an unused line fee of 0.25% per annum on the difference between the Revolving Loan Commitment Amount and the average daily balance of the Revolving Loan for each day of a calendar quarter, which fee shall be fully earned when due and payable in arrears on the first day of each calendar quarter for the prior calendar quarter.

Section 2.02.  Accordion. Bank will consider increasing the face amount of the Revolving Loan Commitment Amount to Twenty-Seven Million One Hundred Thousand and No/100 Dollars ($27,100,000.00) on the following terms and conditions:

(a)    Borrowers shall provide Bank with a written request (the “Accordion Request”) for an increase of the face amount of Revolving Loan Commitment Amount at least fifteen (15) Business Days prior to such date Borrowers need the increase. The Accordion Request shall contain a detailed description of what the proceeds of the increased loan will be used for and shall certify to the following: (i) each of the representations and warranties contained in this Agreement are correct on and as of the date of such request; (ii) no Event of Default or Unmatured Event of Default has occurred and is continuing, or would result from such request; (iii) there has been no material adverse change in the financial condition of any Loan Party since the date of the most recent financial statements delivered to Bank pursuant to the terms of this Agreement; (iv) all of the covenants and agreements of the Loan Parties set forth in this Agreement and the other Loan Documents have been performed and complied with; and (v) the amount of the requested increase shall be less than or equal to $5,000,000.00.

(b)    In addition to the items above, Bank shall have received, at Borrowers' expense, such other approvals, opinions or documents as Bank may reasonably request at least fifteen (15) Business Days prior to funding.

(c)    Borrowers shall have paid all reasonable and documented out-of-pocket costs and expenses of Bank for which Borrowers are responsible pursuant to the terms of the Loan Documents.

(d)    Loan Parties shall have executed all documents requested by Bank to evidence the such increase in the Revolving Loan Commitment Amount, at all Loan Parties’ sole cost and expense.

Section 2.03.  Reserved.

Section 2.04.  Provisions Applicable to All Obligations. The following provisions shall be applicable to all of the Obligations:

(a)    Interest; Default Rate. The Applicable Rate is subject to adjustment from time to time based on changes in Term SOFR and such adjustments shall be made on each Reset Date without notice to Borrowers. Interest on all Obligations shall be calculated on the basis of actual days elapsed and that an entire year’s interest is earned in three hundred sixty (360) days. This calculation method results in a higher effective interest rate than the numeric interest rate stated in this Agreement. Interest shall accrue from and including the date of any Advance to but excluding the date of any repayment thereof. Upon the occurrence of an Event of Default and during the continuance thereof, at Bank’s option, each Loan shall bear interest at the Default Rate, which interest shall be payable on demand. Each Borrower acknowledges the cost and expense to Bank due to an Event of Default is difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Bank for this. Any decision by Bank to defer or not impose the Default Rate shall not be a waiver of any other rights and remedies.

(b)    Prepayments.

(1)    Other than any prepayment fees related to any Interest Rate Agreements or Swap Obligations, Borrowers may from time to time repay or prepay, without penalty or premium, all or any part of outstanding Advances of the Loans.

(2)    Upon the occurrence of any Prepayment Event, the Borrowers shall prepay the Loans by the amount of the Net Proceeds thereof. To the extent that the Net Proceeds in respect of a Prepayment Event under clause (a) or (b) of the definition thereof do not exceed $500,000 in the aggregate during any fiscal year, Borrowers shall be permitted to (i) apply such Net Proceeds to the outstanding principal balance of the Revolving Loan, or (ii) if no such balance is outstanding, reinvest such Net Proceeds in replacement Collateral within 180 days after such Prepayment Event, provided that such Net Proceeds are maintained in a Borrower’s account with Bank until reinvested. If any other Net Proceeds are received, such Net Proceeds will be applied in the following order: first to the outstanding principal balance of the Revolving Loan, and second to a deposit to the LC Collateral Account to cash collateralize the LC Exposure. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, all prepayments shall be applied to the Obligations in such order and manner as Bank may from time to time determine in its sole discretion.

(3)    All prepayments to be applied to the Loans pursuant this Section shall be applied to the principal installments of the specified Loan in the inverse order of maturity thereof (including the payment due on the applicable Maturity Date). All prepayments to be applied to the Loans pursuant this Section shall be in addition to other prepayments required under this Agreement and the other Loan Documents.

(c)    Manner of Payment - Application. All payments of principal and interest on the Loans and all LC Disbursements shall be payable at the offices of Bank in Indianapolis, Indiana, in funds available for Bank’s immediate use in that city or at such other location as Bank may direct in writing. No payment will be considered to have been made until received in such funds. Unless otherwise agreed to, in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, then to any unpaid collection costs, late charges and other charges, and any remaining amount to any costs of collection and expenses reimbursable by any Borrower to Bank; provided however, upon delinquency or other Event of Default, Bank reserves the right to apply payments among principal, interest, late charges, collection costs and other charges at their discretion, as determined by Bank. Except as provided in clause (2) of paragraph (b) of this Section, all prepayments shall be applied to the Obligations in such order and manner as Bank may from time to time determine in its sole discretion.

(d)    Automatic Debit. Bank may without further authority debit when due all payments of principal and interest or any other Obligations due and payable by any Borrower under the terms of this Agreement or any other Loan Document to any deposit account maintained with Bank by any Borrower and may make Revolving Advances to make payments of principal and interest or any other Obligations due and payable by any Borrower under the terms of this Agreement or any other Loan Documents. For purposes of clarity, the Bank agrees to make Revolving Advances (subject to eligibility in accordance with the terms of this Agreement) to cover the monthly interest payments due hereunder should there be insufficient funds in any deposit account of a Borrower.

(e)    Unconditional Obligations and No Deductions. Each Borrower’s obligation to make all payments provided for in this Agreement and the Notes shall be unconditional obligations of such Borrower. Each such payment shall be made without relief from valuation and appraisement laws and without deduction for any claim, defense or offset of any type, including without limitation any withholdings and other deductions on account of income or other taxes (subject to permitted deductions and withholdings under Section 2.06) and regardless of whether any claims, defenses or offsets of any type exist.

(f)    Benchmark Replacement. If Bank determines in good faith (which determination shall be conclusive, absent manifest error) that: (i) adequate and fair means do not exist for ascertaining the Term SOFR; (ii) the Term SOFR does not accurately reflect the cost to the Bank of maintaining the Loans; or (iii) a Change in Law shall, in the reasonable determination of Bank, make it unlawful or commercially unreasonable for Bank to use the Term SOFR as the index for purposes of determining the Applicable Rate, then: (A) the Term SOFR shall be replaced with an alternative or successor rate or index chosen by Bank in its reasonable discretion; and (B) the margin added to the rate or index may also be adjusted by Bank in its reasonable discretion, giving due consideration to market convention for determining rates of interest on comparable loans. Notwithstanding anything to the contrary herein, in no event shall any such alternative or successor rate or index chosen by Bank be less than the Floor Rate at any time. Notwithstanding anything to the contrary herein or in any other Loan Document, Bank does not warrant, nor accept responsibility, nor shall Bank have any liability with respect to the administration, submission or any other matter related to the Term SOFR or any other interest rate index or with respect to any rate that is an alternative or replacement for or successor to any of such rates or the effect of any of the foregoing.

(g)    Payment on Non-Business Days. Whenever any payment to be made under this Agreement or the Notes shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of fees, if any, and interest under this Agreement or the Notes.

(h)    Late Fee. If a payment is seven (7) days or more past due, Bank may charge Borrowers (i) a fee equal to the greater of Twenty-Five Dollars ($25) or five percent (5%) of the unpaid portion of such late payment and (ii) an additional late fee for purposes of defraying the expenses incidental to handling the delay on the first day of each successive calendar month in an amount equal to the greater of Twenty-Five Dollars ($25) or five percent (5%) of the unpaid portion of such late payment until such amount has been paid in full. Bank’s right to charge Borrowers a late fee pursuant to this Section is in addition to, and not in lieu of, any other rights or remedies that Bank may have as a result of such late payment, including the implementation of the Default Rate.

Section 2.05.  Increased Costs. (a)  If any Change in Law shall:

(1)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank; or

(2)    impose on Bank or any applicable interbank market any other condition affecting this Agreement;

and the result of any of the foregoing shall be to increase the cost to Bank of making or maintaining any Loan or Letter of Credit (or of maintaining its obligation to make any such Loan or Letter of Credit) or to increase the cost to Bank or to reduce the amount of any sum received or receivable by Bank (whether of principal, interest or otherwise), then Borrowers will pay to Bank such additional amount or amounts as will compensate Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)    If Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Bank’s capital or on the capital of Bank’s holding company, if any, as a consequence of this Agreement or the Loans or Letters of Credit made by Bank to a level below that which Bank or Bank’s holding company could have achieved but for such Change in Law (taking into consideration Bank’s policies and the policies of Bank’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to Bank, such additional amount or amounts as will compensate Bank or Bank’s holding company for any such reduction suffered.

(c)    A certificate from Bank setting forth the amount or amounts necessary to compensate Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Borrowers and shall be conclusive absent manifest error. Borrowers shall pay Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of Bank’s right to demand such compensation; provided that Borrowers shall not be required to compensate Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that Bank notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.06.  Taxes.

(a)    Withholding Taxes; Gross-Up; Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.06), Bank receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by Borrowers. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Bank, timely reimburse it for, Other Taxes.

(c)    Evidence of Payment. As soon as practicable after any payment of Taxes by Borrowers to a Governmental Authority pursuant to this Section, Borrowers shall deliver to Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to Bank.

(d)    Indemnification by Borrowers. Borrowers shall indemnify Bank, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Bank or required to be withheld or deducted from a payment to Bank and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by Bank shall be conclusive absent manifest error.

(e)    Treatment of Certain Refunds. If Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.06 (including by the payment of additional amounts pursuant to this Section 2.06), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.06 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of Bank, shall repay to Bank the amount paid to Bank (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (e), in no event will Bank be required to pay any amount to any indemnifying party pursuant to this paragraph (e), the payment of which would place Bank in a less favorable net after-Tax position than Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (e) shall not be construed to require Bank to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)    Survival. Each party’s obligations under this Section 2.06 shall survive the resignation or replacement of Bank or any assignment of rights by, or the replacement of, Bank, the termination of the Revolving Loan Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(g)    Defined Terms. For purposes of this Section 2.06, the term “applicable law” includes FATCA.

(h)    Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by Bank in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Bank. The provisions of this Section 2.06 shall be and remain effective notwithstanding any contrary action which may have been taken by Bank in reliance upon such payment or application of proceeds. The provisions of this Section 2.06 shall survive the termination of this Agreement.

Section 2.07.   Letters of Credit.

(a)     General. Subject to the terms and conditions set forth herein, any Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to Bank at any time and from time to time until ten (10) Business Days prior to the Revolving Loan Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrowers to, or entered into by Borrowers with, Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Borrowers unconditionally and irrevocably agree that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations, Borrowers will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due to the same extent as if it were the sole account party in respect of such Letter of Credit (Borrowers hereby irrevocably waiving any defenses that might otherwise be available to each as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit). Notwithstanding anything herein to the contrary, Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any Sanctioned Country or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Bank from issuing such Letter of Credit, or any applicable law relating to Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Bank shall prohibit, or request that Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Bank any unreimbursed loss, cost or expense which Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of Bank applicable to letters of credit generally.

(b)      Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrowers shall deliver to Bank (reasonably in advance of, but in any event no less than three (3) Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by Bank, Borrowers also shall submit a letter of credit application on Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $7,500,000, and (ii) the Revolving Exposure shall not exceed the Maximum Revolving Loan Amount.

(c)      Expiration Date. Unless otherwise agreed by Bank in its sole discretion, each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension), and (ii) the date that is five (5) Business Days prior to the Revolving Loan Maturity Date.

(d)      Reimbursement. If Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrowers shall reimburse such LC Disbursement by paying to Bank an amount equal to such LC Disbursement (i) not later than 5 p.m. on the date that such LC Disbursement is made, if Borrowers shall have received notice of such LC Disbursement prior to 11:00 a.m. on such date, or, (ii) if such notice has not been received by Borrowers prior to such time on such date, then not later than 5 p.m. on (a) the Business Day that Borrowers receives such notice, if such notice is received prior to 11:00 a.m. on the day of receipt, or (b) the Business Day immediately following the day that Borrowers receives such notice, if such notice is not received prior to such time on the day of receipt.

(e)    Obligations Absolute. Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrowers’ obligations hereunder. Neither Bank nor any of its Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of Bank. In the absence of gross negligence or willful misconduct on the part of Bank (as finally determined by a court of competent jurisdiction), Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(f)     Disbursement Procedures. Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Bank shall promptly notify Borrowers by telephone or email of such demand for payment and whether Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrowers of its obligation to reimburse Bank with respect to any such LC Disbursement.

(g)    Interim Interest. If Bank shall make any LC Disbursement, then, unless Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrowers reimburse such LC Disbursement, at the Applicable Rate for the Revolving Loan and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if Borrowers fails to reimburse such LC Disbursement when due pursuant to paragraph (d) of this Section, then the Default Rate shall apply.

(h)    Cash Collateralization. If any Event of Default shall occur and be continuing, then, on the Business Day that Borrowers receive notice from Bank demanding the deposit of cash collateral pursuant to this paragraph, Borrowers shall deposit in an account with Bank, in the name and for the benefit of Bank (the “LC Collateral Account”), an amount in cash equal to 105% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrowers under Section 7.01(d). Such deposit shall be held by Bank as collateral for the payment and performance of the Obligations. Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and Borrowers hereby grants Bank a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Such deposits shall not bear interest. Moneys in the LC Collateral Account shall be applied by Bank to LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations. If Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Events of Default have been waived as confirmed in writing by Bank.

(i)      LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(j)       Fees. Borrowers will pay to Bank (i) in advance upon issuance and quarterly thereafter, a letter of credit fee with respect to each Letter of Credit issued equal to the Applicable Margin for the Revolving Loan multiplied by the stated amount of such Letter of Credit, (ii) in advance upon issuance, Bank’s standard issuance fee in effect at such time, and (iii) other standard fees with respect to the amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

ARTICLE III

Representations and Warranties

Section 3.01.  Representations and Warranties. To induce Bank to make the Loans, Borrowers, jointly and severally, represent and warrant to Bank as follows:

(a)    Existence and Authority. Each Loan Party is a limited liability company or corporation duly formed and validly existing under the laws of the jurisdiction of its formation. Each Loan Party is qualified to do business in every other jurisdiction in which: (i) the nature of the business conducted by it or the character or location of properties owned or leased by it make such qualification necessary; and (ii) failure so to qualify would reasonably be expected to result in a Material Adverse Effect. To each Loan Party’s knowledge, no jurisdiction in which any Loan Party is not qualified to do business has asserted that such Loan Party is required to be qualified therein.

(b)    Authorization/No Conflict. The execution and delivery of this Agreement, the borrowings hereunder, the execution and delivery of all of the other Loan Documents and the performance by each Loan Party of its obligations under this Agreement and all of the other Loan Documents are within the organizational powers of such Loan Party, have been duly authorized by all necessary organizational action, have received any required governmental or regulatory agency approvals and do not and will not contravene or conflict with any provision of law other than such contravention or conflict that would not reasonably be expected to result in a Material Adverse Effect or of the Organizational Documents of such Loan Party or of any agreement binding upon such Loan Party other than such contravention or conflict that would not reasonably be expected to result in a Material Adverse Effect.

(c)    Validity and Binding Nature. This Agreement and all of the other Loan Documents to which a Loan Party is a party are the legal, valid and binding obligations of each, enforceable against it in accordance with their respective terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws enacted for the relief of debtors generally and other similar laws affecting the enforcement of creditors’ rights generally or by equitable principles which may affect the availability of specific performance and other equitable remedies.

(d)    Financial Statements and Financial Information. All Financial Statements delivered by any Loan Party to Bank have been prepared in accordance with GAAP and such Financial Statements present fairly in all material respects the financial position of each Loan Party as of the date thereof and the results of its operations for the periods covered subject to, in the case of quarterly balance sheets and related statements, the absence of footnotes and year-end adjustments. All forecasts provided by Borrowers will be prepared utilizing Borrowers’ good faith estimates and assumptions believed to be reasonable as of the date made in light of conditions and facts then known, it being acknowledged and agreed by all parties hereto that forecasts as to future events are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. Since the date of the most current Financial Statements provided to Bank there has been no Material Adverse Effect on the financial condition of each Loan Party.

(e)    Litigation and Contingent Liabilities. No litigation, arbitration proceedings or governmental proceedings are pending or to any Borrower’s knowledge threatened in writing against any Borrower or any of its Subsidiaries, which would reasonably be expected to, if adversely determined, result in a Material Adverse Effect. No Borrower or any of its Subsidiaries has any material, contingent liabilities not provided for or disclosed in the Financial Statements referred to in Section 3.01(d) above.

(f)     Liens. None of the assets of any Borrower are subject to any Lien (including any seller or vendor’s lien or right of reclamation), except for Permitted Liens.

(g)    ERISA. Each Plan which is intended to be qualified under Section 401(a) of the Code as currently in effect is so qualified, and each trust related to any such Plan is exempt from federal income tax under Section 501(a) of the Code as currently in effect. Each Borrower is in compliance in all material respects with the responsibilities, obligations and duties imposed on them by ERISA and the Code with respect to all Plans. Neither any Borrower nor to any Borrower’s knowledge any fiduciary of any Plan has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Code. Neither any Borrower nor to any Borrower’s knowledge any member of the Controlled Group has taken or failed to take any action which would constitute or result in a Termination Event. No Benefit Plan of any Borrower or its Subsidiaries has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the Code) whether or not waived. No actions, suits, or claims with respect to the assets of any Plan are pending or threatened that if resolved in a unfavorable manner would have a Material Adverse Effect, and no Borrower has any knowledge of any facts which could give rise to or could reasonably be expected to give rise to any actions, suits, or claims with respect to the assets of any Plan. Neither any Borrower nor any member of the Controlled Group, nor, to the knowledge of any Borrower, any director, officer, employee, or any other “fiduciary,” as that term is defined in Section 3(21) of ERISA, of any Borrower or of any member of the Controlled Group, has any material liability for failure to comply with ERISA or the Code, or for any action or failure to act in connection with the administration or investment of assets held under any Plan.

(h)    Payment of Taxes. Each Borrower and its Subsidiaries have filed all federal, state, provincial and material municipal and local tax returns and tax related reports which it is required to file by any statute or regulation and all taxes and any tax related interest payments and penalties that are due and payable have been paid, except for such as are being contested in good faith and by appropriate proceedings and as to which appropriate reserves have been established; adequate provision has been made for the payment when due of all tax liabilities which have been incurred, but are not as yet due and payable. No Borrower knows of (1) a proposed material tax assessment against any Borrower, any of its Subsidiaries, or of any of their respective property for which adequate provision has not been made on its books in accordance with GAAP, or (2) a basis upon which the Service or any other Governmental Authority could, in respect of years for which returns have been filed, successfully assert a tax deficiency which would cause or result in a Material Adverse Effect and which has not been adequately reserved for by it in conformity with GAAP.

(i)    Labor Matters. No Borrower is a party to any collective bargaining agreement. No attempt to organize the employees of any Borrower, and no labor disputes, strikes or walkouts affecting the operations of any Borrower, is pending, or, to any Borrower’s knowledge, threatened, planned or contemplated.

(j)    Fiscal Year. The fiscal year of each Borrower ends on December 31.

(k)    Investment Company Act. No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l)    Regulations T, U and X. No Borrower is principally engaged, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U promulgated by the Board. Not more than twenty five percent (25%) of the assets of any Borrower consists of margin stock, within the contemplation of Regulation U, as amended. No Borrower shall use all or any portion of the proceeds of any credit extended under this Agreement to purchase or carry margin stock in a manner that violates Regulations T, U or X of the Board.

(m)    Environmental Matters.

(1)    Except as disclosed on Schedule 3.01(m):

(A)    the operations of each Borrower and its Subsidiaries comply in all material respects with Environmental Laws;

(B)    to each Borrower’s actual knowledge, each Borrower and its Subsidiaries has all permits, licenses or other authorizations required under Environmental Laws and are in material compliance with such permits;

(C)    no Borrower, any of its Subsidiaries nor any of their respective property or operations are subject to or the subject of, any investigation known to any Borrower, any judicial or administrative proceeding, order, judgment, decree, settlement or other agreement respecting: (i) any material violation of Environmental Laws; (ii) any remedial action; or (iii) any material claims or liabilities arising from the Release or threatened Release of a Contaminant into the environment;

(D)    to any Borrower’s actual knowledge, there is not now on or in the property of a Borrower or any of its Subsidiaries any landfill, waste pile, underground storage tanks, aboveground storage tanks, surface impoundment or hazardous waste storage facility of any kind, any polychlorinated biphenyls (PCBs) used in hydraulic oils, electric transformers or other equipment, or any asbestos containing material which in any such case would reasonably be expected to result in material liability for a Borrower or any of its Subsidiaries; and

(E)    no Borrower or any of its Subsidiaries has any material contingent obligation in connection with any Release or threatened Release of a Contaminant into the environment.

(2)    For purposes of this Section 3.01(m), “material” means any noncompliance or basis for liability which would reasonably be expected to result in a Material Adverse Effect.

(n)    Subsidiaries. As of the Closing Date, no Borrower has any Subsidiaries, except as set forth on Schedule 3.01(n).

(o)    Real Estate. No Borrower or any of its Subsidiaries is in default under any of its leases of real property that would reasonably be expected to result in a Material Adverse Effect.

(p)    Accuracy of Information. No information, exhibit or report furnished by any Loan Party to Bank in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading. As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.

(q)   Material Agreements. No Borrower or any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default would reasonably be expected to cause or result in a Material Adverse Effect.

(r)    Compliance With Laws. Each Borrower and its Subsidiaries has complied with all applicable statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of its business or the ownership of its property, except for any failure to comply with any of the foregoing which could not reasonably be expected to cause or result in a Material Adverse Effect.

(s)    Solvency. Immediately after the consummation of the Advances to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loan, (A) the fair value of the assets of the Loan Parties taken as a whole at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Loan Parties taken as a whole; (B) the present fair saleable value of the property of the Loan Parties taken as a whole will be greater than the amount that will be required to pay the probable liability of the Loan Parties on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (C) the Loan Parties taken as a whole will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (D) the Loan Parties taken as a whole will have sufficient capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(t)    Insurance. Each Borrower and its Subsidiaries maintain insurance policies and programs reasonably consistent with customary and prudent industry practice.

(u)    Anti-Corruption Laws and Sanctions. Each Loan Party and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries, and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party and its Subsidiaries, and its officers and employees and to the knowledge of such Loan Party, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) any Loan Party, its Subsidiaries or, to the knowledge of any Loan Party, any of its directors, officers or employees, or (ii) to the knowledge of any Loan Party, any agent of such Loan Party or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person. No Loan, use of proceeds, or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions. The information included in any Beneficial Ownership Certification with respect to Borrowers submitted to Bank as of the Closing Date is true and correct in all respects or was otherwise updated and delivered to Bank.

Section 3.02.  Supplemental Disclosure. At any time at the request of Bank and at such additional times as any Borrower determines, Borrowers shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the Closing Date, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby. If any such supplement to such schedule or representation discloses the existence or occurrence of events, facts or circumstances which are restricted or prohibited by the terms of this Agreement or any other Loan Documents, such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Bank, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by Bank of any Event of Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any limits or similar restrictions contained in this Agreement or any of the other Loan Documents.

Section 3.03.  Survival of Representations and Warranties. Each Borrower, jointly and severally, represents and warrants to Bank that none of the written statements, representations or warranties furnished by it to Bank in connection with this Agreement or any other of the Loan Documents contain, or will contain, any untrue statement or omit, or will omit, a material fact necessary to make the statements contained therein or herein, in light of the circumstances when made, not misleading. All representations and warranties made by any Borrower under or in connection with any of the Loan Documents shall survive the making of the Loans, notwithstanding any investigation made by Bank or on Bank’s behalf.

ARTICLE IV

Security for Obligations

Section 4.01.  Collateral for the Obligations. Until Payment in Full, the Obligations will be secured as follows:

(a)    Security Agreement. The Obligations shall be secured by a valid and enforceable first priority security interest and Lien in and to the Collateral of each Loan Party, subject only to Permitted Liens.

(b)    Other Collateral. The Obligations shall be secured by such other Collateral as may be pledged and granted by the Loan Parties to Bank as additional Collateral for the Obligations from time to time.

ARTICLE V

Affirmative and Negative Covenants

Section 5.01.  Affirmative Covenants of Borrowers. Until Payment in Full, Borrowers, jointly and severally, agree to strictly observe, or cause the specified Person to observe, each of the following covenants:

(a)    Existence. Each Borrower and its Subsidiaries shall preserve and maintain its company existence in its jurisdiction of organization, and in such other states where the failure to qualify and maintain qualification could cause or result in a Material Adverse Effect.

(b)    Reports, Certificates and Other Information. Each Borrower shall furnish or cause to be furnished to Bank the following Financial Statements, certificates and other information, in form satisfactory to Bank:

(1)    Annual Statements. Within one hundred and five (105) days after the close of each fiscal year of the Borrowers, annual consolidated Financial Statements for the Borrowers and their Subsidiaries showing their financial condition and results of operations as at the close of such fiscal year and for such fiscal year, all prepared in accordance with GAAP, with such Financial Statements to be prepared and audited by independent certified public accountants approved by Bank (which approval shall not be unreasonably withheld), which Financial Statements shall present fairly in all material respects the financial position of the Borrowers and their Subsidiaries as of the date of such Financial Statements and the results of their operations and changes in financial position for the period covered thereby, all in accordance with GAAP.

(2)    Interim Quarterly Statements. Within sixty (60) days after the end of each fiscal quarter ending after the Closing Date, internally prepared consolidated Financial Statements for the Borrowers and their Subsidiaries showing their financial condition and results of operations as at, and for such fiscal quarter and year to date with comparison of the Borrowers’ and their Subsidiaries’ performance to the previous fiscal year, all in reasonable detail, and certified to Bank by an Authorized Officer.

(3)    Quarterly Compliance Certificates. Within seventy-five (75) days after the end of each fiscal quarter ending after the Closing Date, a Compliance Certificate.

(4)    Borrowing Base Certificates. Promptly (and in any event within three (3) Business Days) following the delivery of an updated Appraisal of the Eligible Contracts, a completed Borrowing Base Certificate, certified to Bank by an Authorized Officer, setting forth a computation of the Borrowing Base as of the last day of the period covered thereby.

(5)    Appraisals. Bank shall have the right to obtain semi-annual Appraisals at the sole cost and expense of the Borrowers; provided however, the Bank reserves the right to obtain additional Appraisals in its sole discretion and at the sole cost and expense of the Borrowers upon the occurrence and during the continuance of an Event of Default or Unmatured Event of Default.

(6)    Notice of Default or Litigation. Promptly (and in any event within three (3) Business Days) upon learning of the occurrence of an Event of Default or Unmatured Event of Default, or the institution of or any adverse determination in any litigation, arbitration proceeding or governmental proceeding which is material to the Borrower and its Subsidiaries on a consolidated basis, or the occurrence of any event which would reasonably be expected to result in a Material Adverse Effect, written notice thereof describing the same and the steps being taken with respect thereto.

(7)     Reserved.

(8)    Beneficial Ownership Regulation. (i) Promptly notify, and in any event within two (2) Business Days of the filing with the Commission of a notification of a change in beneficial ownership of CRI’s common stock, Bank of any change in the information in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein, (ii) promptly upon the reasonable request of Bank, provide Bank any information or documentation requested by it that is in any Borrower’s possession for purposes of complying with the Beneficial Ownership Regulation, and (iii) provide Bank with prior written notice of the transfer of any Equity Interests in AGS, RS or any Subsidiaries.

(9)    Forecasts. On or immediately prior to the last day of each fiscal year, a copy of the monthly plan and forecast (including an income statement, balance sheet and projected usage of the Revolving Loan) of the Borrowers and their Subsidiaries for the next succeeding fiscal year prepared in such detail as shall be reasonably satisfactory to Bank.

(10)    Other Information. From time to time such other information, data and documents concerning each Loan Party as Bank may reasonably request.

(c)    Books, Records, Appraisals, and Inspections. At all reasonable times during normal business hours and as often as Bank may request, permit authorized representatives of Bank, upon reasonable prior notice, to: (i) have access to the Collateral and to the financial records of the Borrowers and other records relating to the operations and procedures of the Borrowers; (ii) discuss the affairs, finances and accounts of the Borrowers with, and be advised as to the same by, the officers and/or directors of the Borrowers, all as shall be relevant to the performance or observance of the terms, covenants and conditions of this Agreement and the other Loan Documents or the financial condition of the Borrowers; provided, however, that the Bank’s activities in such regards are conducted in a fashion designed to minimize disruptions to the Loan Parties’ ongoing business operations; and (iii) conduct appraisals, audits, or field examinations of Collateral. Borrowers shall pay or reimburse all reasonable and documented costs and expenses incurred by Bank in connection with all such appraisals, field examinations and audits; provided that if no Event of Default exists, Borrower shall only be required to pay or reimburse Bank for one such appraisal, field examination, or audit during a twelve-month period, and the appraisal conducted in connection with the Closing Date constitutes one such appraisal.

(d)    Insurance. Borrowers shall maintain such insurance as is required by the other Loan Documents, without duplication. Borrowers shall maintain liability insurance in an amount required by Bank, with Bank named as additional insured under each liability policy. Borrowers shall maintain property insurance with such coverages and amounts as are required by Bank, with Bank named as lender’s loss payee on each property policy. Borrowers shall promptly upon request provide to Bank a certificate of insurance and a policy endorsement from the insurer for each such policy.

(e)    Taxes and Liabilities. Each Borrower and its Subsidiaries shall pay when due all taxes, license fees, assessments and other liabilities, subject to liabilities being contested in good faith and as to which appropriate reserves have been established.

(f)    Compliance with Legal and Regulatory Requirements. Each Borrower and its Subsidiaries shall maintain material compliance with the applicable provisions of all federal, state, provincial, municipal and local statutes, ordinances and regulations, as applicable to such Borrower and/or Subsidaries, and any court orders or orders of regulatory authorities issued thereunder. In addition, and without limiting the foregoing sentence, each Borrower and its Subsidiaries shall (a) ensure, and cause each Loan Party and its Subsidiaries to ensure, that no Person who owns a controlling interest in or otherwise controls such Loan Party or any Subsidiary is or shall be listed as a Sanctioned Person, (b) not use or permit the use of the proceeds of the Loans to violate any of the foreign asset control regulations of the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or any enabling statute or Executive Order relating thereto, and (c) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended and Anti-Corruption Laws.

(g)    Primary Banking Relationship. Each Borrower and Entity Guarantor shall maintain its primary depository, disbursement, and treasury management accounts with Bank; provided however a Loan Party shall be deemed to have its primary depository relationship with the Bank even if material accounts of such Loan Party are held outside the Bank so long as all funds are swept daily from such accounts and wired into an account of such Loan Party held at the Bank. Notwithstanding the foregoing, any account held by CRI Canada outside the Bank shall be permitted under this Agreement to maintain Seventy-Five Thousand Dollars ($75,000.00) in such account (the “Canadian Minimum Cash Amount”) that is not subject to the Daily Sweep Requirement; provided however that all amounts greater than the Canadian Minimum Cash Amount shall be subject to the Daily Sweep Requirement. All accounts held outside of the Bank shall be subject to a Deposit Account Control Agreement in form and substance acceptable to the Bank and shall be put into place within thirty (30) days of the Closing Date.

(h)    Employee Benefit Plans. Each Borrower and its Subsidiaries shall maintain any Plan in material compliance with ERISA, the Code, and all rules and regulations of regulatory authorities pursuant thereto and shall file all reports required to be filed pursuant to ERISA, the Code, and such rules and regulations.

(i)    Contaminants. If a Borrower or any of its Subsidiaries should commence the use, treatment, transportation, generation, storage or disposal of any Contaminant in reportable quantities in its operations, Borrowers shall immediately notify Bank of the commencement of such activity with respect to each such Contaminant. Borrowers shall cause any Contaminants which are now or may hereafter be used or generated in the operations of Borrowers and their Subsidiaries in reportable quantities to be accounted for and disposed of in compliance with all Environmental Laws and other applicable federal, state, provincial, municipal and local laws and regulations. Borrowers shall notify Bank promptly upon obtaining actual knowledge that:

(1)    any premises which have at any time been owned or occupied by or have been under lease to a Borrower or any of its Subsidiaries are the subject of an environmental investigation by any federal, state, provincial, municipal or local governmental agency having jurisdiction over the regulation of any Contaminants, the purpose of which investigation is to quantify the levels of Contaminants located on such premises, or

(2)    a Borrower or any of its Subsidiaries has been named or is threatened to be named as a party responsible for the possible contamination of any real property or groundwater with Contaminants, including, but not limited to the contamination of past and present waste disposal sites.

If a Borrower or any of its Subsidiaries is notified of any event described in Sections 5.01(i)(1) or (2) above, Borrowers shall immediately consult its legal counsel respecting the subject of such notification and (i) upon the advice of counsel, or (ii) at the reasonable request of Bank, engage a firm or firms of engineers or environmental consultants appropriately qualified to determine as quickly as practical the extent of contamination and the potential financial liability of the Borrowers and their Subsidiaries with respect thereto, and Bank shall be provided with a copy of any report prepared by such firm or by any governmental agency as to such matters as soon as any such report becomes available to the Borrowers or their Subsidiaries, and Borrowers shall immediately establish reserves in the amount of the potential financial liability identified by such environmental consultants or engineers. The selection of any engineers or environmental consultants engaged pursuant to the requirements of this Section shall be subject to the approval of Bank, which approval shall not be unreasonably withheld or delayed.

(j)      Reserved.

(k)    Ingram Micro Relationship. CRI shall provide Bank with at least ten (10) Business Days’ prior written notice of its intent to utilize that certain Direct Purchase Program with Ingram Micro, Inc. (“Ingram Micro Direct Purchase Program”). CRI agrees that it shall not utilize the Ingram Micro Direct Purchase Program unless it obtains prior consent from Bank (not to be unreasonably withheld, conditioned or delayed). Such consent may be given to CRI orally or via electronic mail in Bank’s discretion. If Bank agrees to permit CRI’s use of the Ingram Micro Direct Purchase Program, it agrees that any related Debt or Lien with such use shall be hereby permitted under this Agreement.

(l)    Canadian Pension and Benefit Plans. For any existing Canadian Pension Plan, Entity Guarantor shall ensure that such plan retains its registered status under and is administered in a timely manner in all respects in accordance with the applicable pension plan text, funding agreement, the Income Tax Act (RSC, 1985, c. 1 (5th Supp.)) (the “ITA”)TA and all other applicable laws. For any Canadian Pension Plan hereafter adopted or contributed to by Entity Guarantor which is required to be registered under the ITA or any other applicable laws, Entity Guarantor shall use its best efforts to seek and receive confirmation in writing from the applicable regulatory authorities to the effect that such plan is unconditionally registered under the ITA and such other applicable laws. For any existing Canadian Pension Plan and Canadian Benefit Plan hereafter adopted or contributed to by Entity Guarantor, Entity Guarantor shall in a timely fashion perform in all material respects all obligations (including fiduciary, funding, investment and administration obligations) required to be performed in connection with such plan and the funding therefore.

(m)    Further Assurances. Promptly upon receiving a request from Bank, each Borrower shall take such additional actions, prepare and deliver to Bank such additional information or execute such additional documents as are reasonably necessary to effect the purposes of this Agreement, all as may be reasonably requested by Bank from time to time. Without limiting the generality of the foregoing, in the event any Borrower or any other Person granting Collateral for the Obligations owns or acquires tangible or intangible property that Bank deems is or may not be covered automatically as Collateral or in which Bank deems its security interest is or may not be perfected, each Borrower covenants and agrees promptly, upon the request of Bank, to execute, or cause to be executed, such other security instruments and documents and take such other actions as Bank may require to grant to Bank a perfected security interest in all assets of Borrowers, all of which security instruments and documents shall be in form and substance satisfactory to Bank and its counsel in all respects; provided for the avoidance of doubt that no foreign Subsidiary or foreign stock holding company shall grant a Lien in favor of Bank in respect of the Obligations or constitute a Loan Party.

Section 5.02.  Negative Covenants of Borrowers. Until Payment in Full, Borrowers, jointly and severally, agree to strictly observe, or cause the specified Person to observe, each of the following covenants:

(a)    Restricted Payments. No Borrower shall make a Distribution (i) prior to such date that the Guaranteed Consideration has been paid in full or (ii) if an Event of Default or Unmatured Event of Default shall have occurred and is continuing or would result from the making of any of such Distribution.

(b)    Liens. No Borrower or Entity Guarantor shall, without the prior written consent of Bank, create or permit to exist any Lien with respect to any property or assets now owned or hereafter acquired by any Borrower, any Entity Guarantor or their Subsidiaries, except:

(1)    Liens in favor of Bank created pursuant to the requirements of this Agreement, or otherwise;

(2)    any Lien on a deposit with any governmental agency required or permitted to qualify such Borrower or Entity Guarantor to conduct business or exercise any privilege, franchise or license, or to maintain self-insurance or to obtain the benefits of or secure obligations under any law pertaining to worker’s compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, or any similar lien or deposit arising in the ordinary course of business;

(3)    any mechanic’s, worker’s, repairmen’s, carrier’s, warehousemen’s or other like Liens arising in the ordinary course of business for amounts not yet due and for the payment of which adequate reserves have been established, or deposits made to obtain the release of such Liens;

(4)    easements, leases, special assessments, rights of way covenants, conditions, restrictions and reservations of record, zoning and building laws, licenses, minor irregularities in title or minor encumbrances on or over any real property which do not, in the judgment of Bank, materially detract from the value of such property or its marketability or its usefulness in the business of the Borrowers or Entity Guarantors;

(5)    Liens for taxes and governmental charges which are not yet due or which are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established;

(6)    Liens arising from any judgment if the existence of such judgment does not constitute an Event of Default and such judgment is being contested in good faith and by appropriate proceedings with appropriate reserves having been established;

(7)    those specific Liens now existing (if any) described on Schedule 5.02(b)(7);

(8)    Liens on specific equipment, the acquisition of which has been financed by the proceeds of capital leases or purchase money equipment financings permitted by Section 5.02(k)(iii); and

(9)    other Liens securing obligations in an aggregate amount not to exceed $50,000 at any time.

(c)    Guaranties. No Borrower or any of its Subsidiaries shall be a guarantor or surety of, or otherwise be responsible in any manner with respect to any Debt of any other Person, whether by guaranty agreement or by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services, or otherwise, except for:

(1)    guaranties in favor of Bank; and

(2)    guaranties by endorsement of instruments for deposit made in the ordinary course of business.

(d)    Loans or Advances. No Borrower or any of its Subsidiaries shall, without the prior written consent of Bank, make or permit to exist any loans, advances or extensions of credit by it to any other Person, except for:

(1)    extensions of credit or credit accommodations to customers or vendors made in the ordinary course of its business;

(2)    reasonable salary advances to non-executive employees, and other advances to agents and employees for anticipated expenses to be incurred on its behalf in the course of discharging their assigned duties; and

(3)    the specific existing items listed on Schedule 5.02(d)(3).

(e)    Mergers, Amalgamations, Consolidations, Sales, Acquisition or Formation of Subsidiaries. No Borrower nor any of its Subsidiaries shall (i) be a party to any consolidation or to any merger, amalgamation or purchase the capital stock of or otherwise acquire any Equity Interest in any other business entity other than in a transaction permitted by Section 5.02(l), or (ii) Dispose of all or any part of its assets, except for (A) the sale of Inventory in the ordinary course of business, (B) Dispositions of obsolete, surplus, worn out, or no longer useful Equipment and (C) Liens and Restricted Payments permitted hereunder, and (D) other Dispositions not to exceed $50,000 in the aggregate in any one fiscal year. For the avoidance of doubt, an Investment made in accordance with Section 5.02(l) shall not constitute a Disposition. No Borrower or any of its Subsidiaries shall cause to be created or otherwise acquire any Subsidiary without the prior written consent of Bank.

(f)    Margin Stock. No Borrower or any of its Subsidiaries shall use or cause or permit the proceeds of the Loans or Letters of Credit to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any margin stock within the meaning of Regulation U of the Board, as amended from time to time.

(g)    Other Agreements. No Borrower or any of its Subsidiaries shall enter into any agreement containing any provision which would be violated or breached in material respect by the performance of its obligations under this Agreement or under any other Loan Document.

(h)    Judgments. No Borrower or any of its Subsidiaries shall permit any uninsured judgment or monetary penalty in excess of $250,000 rendered against it in any judicial or administrative proceeding to remain unsatisfied for a period in excess of thirty (30) days after such judgment or monetary penalty becomes due and payable.

(i)    Change Name/Location of Principal Office. No Borrower or any of its Subsidiaries shall change its legal name, the jurisdiction of its organization, or the location of its principal office unless it gives not fewer than ten (10) days’ (or such shorter period as agreed to by Bank) prior written notice of such change to Bank.

(j)    Contaminants. No Borrower or any of its Subsidiaries shall allow or permit to continue the release or threatened release of any Contaminant in violation of any Environmental Laws on any premises owned or occupied by it.

(k)    Debt. No Borrower or any of its Subsidiaries shall incur nor permit to exist any Debt except (i) to Bank, (ii) the Debt obligations identified on Schedule 5.02(k), (iii) guarantees of a Loan Party permitted by Section 5.02(c), (iv) Debt by and among Loan Parties, (v) obligations for Taxes, assessments, municipal and other governmental charges which are not past due or which are being contested in accordance with the terms hereof, (vi) Debt related to Capitalized Leases in an amount not to exceed $250,000, (vii) Debt consisting of judgments not otherwise constituting an Event of Default, (viii) Subordinated Debt, (ix) Debt of any Borrower or a Subsidiary of any of them in respect of performance bonds, bid bonds, appeal bonds or surety bonds, in each case provided in the ordinary course of business and not in connection with Debt for money borrowed and (x) other Debt in an aggregate amount not to exceed $50,000.

(l)    Investments. No Borrower or any of its Subsidiaries shall directly or indirectly make or own any Investment except (i) Investments in cash and Cash Equivalents, (ii) Investments in non-Loan Party Subsidiaries to the extent such Investments are outstanding as of the Closing Date, (iii) Investments in another Borrower, (iv) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable in connection with a trade credit provided in the ordinary course of business, (v) Investments constituting deposits made in the ordinary course of business in connection with the purchase of goods or services, (vi) Investments in prepaid expenses, utility and workers’ compensation, performance and other similar deposits, each as entered into in the ordinary course of business, (vii) other Investments not to exceed $500,000 in the aggregate outstanding at any one time.

(m)    Negative Pledge Limitation. No Borrower or any of its Subsidiaries shall enter into any agreement with any person, other than Bank, which prohibits or limits its ability to create, incur, assume, or suffer to exist in favor of Bank any Lien upon any of its assets, rights, revenues, or property, real, personal, or mixed, tangible or intangible, whether now owned or hereafter acquired.

(n)    Transactions with Equity Holders and Affiliates. No Borrower shall directly or indirectly enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with (i) any holder or holders of any of Equity Interests in CRI (other than with respect to any payment of the Guaranteed Consideration), (ii) with a Loan Party that is not a Borrower or with a Subsidiary that is not a Borrower, or (iii) with any Affiliate of a Borrower which is not its Subsidiary, in each case on terms that are less favorable to such Borrower than those that might be obtained in an arm’s length transaction at the time from Persons who are not a holder, another Loan Party or an Affiliate, except for Distributions permitted by Section 5.02(a).

(o)    Organizational Documents. No Borrower or any of its Subsidiaries shall amend, modify or otherwise change any of the terms or provisions in its Organizational Documents as in effect on the date hereof, without the prior written consent of Bank, other than such amendments, modifications or other changes which are not adverse to the interests of Bank and of which Bank has been provided prior written notice.

(p)    Accounting Policies/Change of Business. No Borrower or any of its Subsidiaries shall (i) change its fiscal year or any of its significant accounting policies except to the extent necessary to comply with GAAP; or (ii) make any material change in the nature of its business as carried on as of the Closing Date.

(q)    Prohibited Use of Loans. No portion of any Advance or any Loan made hereunder shall be used for any purpose not expressly permitted under Article II of this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. No Borrower will request any Loan or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(r)    USA Patriot Act. No Loan Party or any of its Subsidiaries shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Bank from making any advance or extension of credit to any Borrower or from otherwise conducting business with any Loan Party or any of its Subsidiaries, or (b) fail to provide documentary and other evidence of any Loan Party’s or any of its Subsidiaries identity as may be requested by Bank at any time to enable Bank to verify its identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318 or the Beneficial Ownership Regulation.

Section 5.03.  Financial Covenants. Until Payment in Full, Borrowers, jointly and severally, agree to strictly observe each of the following financial covenants:

(a)    Debt Service Coverage Ratio. Borrowers and their Subsidiaries, on a consolidated basis, shall maintain a Debt Service Coverage Ratio greater than 1.50 to 1.00, determined as of the last day of each fiscal quarter of Borrowers for the rolling four (4) fiscal quarter period ending on such day, beginning with the fiscal quarter ending June 30, 2024.

(b)    Senior Funded Debt to EBITDA Ratio. Borrowers and their Subsidiaries, on a consolidated basis, shall maintain a Senior Funded Debt to EBITDA Ratio less than: (a) 4.00 to 1.00 from the date hereof through and including December 31, 2024, (b) 3.75 to 1.00 from March 31, 2025 through and including September 30, 2025 and (c) 3.50 to 1.00 from and after December 31, 2025, all determined as of the last day of each fiscal quarter of Borrowers for the rolling four (4) fiscal quarter period ending on such day, beginning with the fiscal quarter ending June 30, 2024.

ARTICLE VI

Lending Conditions

Section 6.01.  Conditions of Lending. The obligation of Bank to make any Advance under the Loans or issue any Letter of Credit shall be subject to the satisfaction or waiver of each of the following conditions precedent:

(a)    No Default. No Event of Default or Unmatured Event of Default shall have occurred and be continuing or would result from the funding of the Advance, and the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct as of the date of this Agreement and as of the date of each Advance.

(b)    Documents and Other Items to be Furnished at Closing. Bank shall have received contemporaneously with the execution of this Agreement, the following, each duly executed by the parties or intended signatories thereto, currently dated (as applicable) and in form and substance satisfactory to Bank:

(1)    The Notes, the Security Agreement, the Guaranty, and any other Loan Document.

(2)    Reserved.

(3)    A copy of the resolutions of the board of directors/members/managers of each Loan Party, as applicable, authorizing the execution and delivery, on behalf of such Loan Party, of the Loan Documents provided for in this Agreement to which such Loan Party is a party, certified by the Secretary (or comparable officer) of such Loan Party.

(4)    A certificate of the Secretary (or comparable officer) of each Loan Party certifying the names of the officer or officers authorized to sign the Loan Documents provided for in this Agreement to which such Borrower is a party, for and on behalf of such Loan Party.

(5)    Certificates of Existence/Good Standing for each Loan Party.

(6)    Copies of (i) the articles of incorporation/organization of each Loan Party, certified by the Secretary of State of its organization or incorporation, and (ii) the current bylaws/operating agreement of such Loan Party, certified by its Secretary (or comparable officer).

(7)    A certificate of authority to transact business as a foreign entity for each Borrower in each jurisdiction where such entity is required to be so qualified to conduct business in such jurisdiction, except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Effect.

(8)    A payoff letter with respect to release of all Liens on any property of the Loan Parties as required by Bank.

(9)    An Application for Advance for each Advance to be made under the Revolving Loan on the Closing Date.

(10)    Evidence of insurance of the types and of the amounts as may be required by this Agreement and the other Loan Documents showing Bank named as additional insured and lender’s loss payee on any such insurance policy under a standard lender’s loss payable clause.

(11)    Uniform Commercial Code and PPSA financing statements in such form and for filing in such jurisdictions as Bank may request with respect to the Loan Parties, as applicable.

(12)    Receipt of the monthly borrowing base certificate and accounts payable aging reports dated as of the most recent month ended prior to closing to confirm that the Revolving Loan does not exceed the Maximum Revolving Loan Amount.

(13)    Borrowers shall pay Bank a closing fee in the amount of $150,000 which fee shall be deemed fully earned when paid and is not refundable in whole or in part.

(14)    A written opinion of counsel for the Loan Parties, addressed to Bank, dated as of the Closing Date, containing such opinions and being in form and substance as reasonably acceptable to Bank and its counsel.

(15)    Payment to Bank in reimbursement for all costs and expenses incurred by Bank in the preparation and closing of the Loan Documents and in the making of the Loans, including without limitation, Borrowers’ payment of Bank’s reasonable and documented out-of-pocket attorneys’ fees for the preparation and closing of the Loan Documents and all documents executed in connection therewith.

(16)    Such other documents, certificates, agreements and/or information as Bank may reasonably require, including each such item listed on Bank’s closing memorandum delivered to Borrowers.

(c)    Documents to be Furnished at Time of Each Advance. Bank shall have received the following prior to making any Advance, each duly executed and currently dated, unless waived at Bank’s discretion in writing:

(1)    an Application for Advance;

(2)    for a Revolving Advance, a recent Borrowing Base Certificate reflecting that after giving effect to such Revolving Advance, the Revolving Exposure will not exceed the Maximum Revolving Loan Amount; and

(3)    all other documentation required pursuant to the terms of this Agreement.

Each request for an Advance or for the issuance of any Letter of Credit shall constitute a representation and warranty by each Borrower that no Event of Default or Unmatured Event of Default exists, that each of the representations and warranties contained in this Agreement are true and correct in all material respects as of such date and time, and that the applicable conditions contained in this Article VI have been satisfied.

ARTICLE VII

Events of Default--Acceleration

Section 7.01.  Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a)    Nonpayment of the Obligations. The failure to pay any principal or interest on any Loan, any LC Disbursement, or any fee or other Obligation within three Business Days of when the same shall become due and payable.

(b)    Nonpayment of Guaranteed Consideration or Other Debt. Default by any Borrower or any of its Subsidiaries in the payment when due, whether by acceleration or otherwise, of the Guaranteed Consideration or any other Debt for borrowed money in excess of $250,000, or default in the performance or observance of any obligation or condition with respect to the Guaranteed Consideration or any such other Debt if the effect of such default is to accelerate the maturity of such Guaranteed Consideration or other Debt or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Guaranteed Consideration or Debt to become due and payable prior to its scheduled maturity, in each case where such default would reasonably be expected to result in a Material Adverse Effect.

(c)    Other Material Obligations. Subject to the expiration of any applicable grace period, default by any Borrower or any of its Subsidiaries in the payment when due, or in the performance or observance of any material obligation of, or condition agreed to by it with respect to any agreement respecting any purchase, sale or lease of goods, securities or services, in each case where such default would reasonably be expected to result in a Material Adverse Effect.

(d)    Bankruptcy, Insolvency, etc. Any Loan Party or any of its Subsidiaries admitting in writing its inability to pay its debts as they mature or an administrative or judicial order of dissolution or determination of insolvency being entered against any Loan Party or any of its Subsidiaries; or any Loan Party or any of its Subsidiaries applying for, consenting to, or acquiescing in the appointment of a trustee or receiver for any Loan Party or any of its Subsidiaries or any property thereof, or any Loan Party or any of its Subsidiaries making a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee or receiver being appointed for any Loan Party or any of its Subsidiaries or for a substantial part of the property of any Loan Party or any of its Subsidiaries and not being discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding being instituted by or against any Loan Party or any of its Subsidiaries, and, if involuntary, being consented to or acquiesced in by any Loan Party or any of its Subsidiaries, as applicable, or remaining for sixty (60) days undismissed.

(e)    Warranties and Representations. Any warranty or representation made by any Loan Party in this Agreement, or any of the other Loan Documents, proving to have been false or misleading in any material respect when made, or any schedule, certificate, financial statement, report, notice, or other writing furnished by any Loan Party to Bank proving to have been false or misleading in any material respect when made or delivered.

(f)    Violations of Certain Covenants. The failure to duly and punctually to perform or observe any agreement, covenant or obligation under Article V.

(g)    Change of Control. There shall be a Change of Control, without the prior written consent of Bank.

(h)    Noncompliance With Other Provisions of this Agreement or the other Loan Documents. Failure to comply with or perform any covenant or other provision of this Agreement, the other Loan Documents, or any other loan documents or instruments executed by any Loan Party in connection with any Obligations (which failure does not constitute an Event of Default under any of the other provisions of this Section 7.01) after the expiration of any applicable notice or cure periods, or if no such notice or cure period is provided, then after 30 days.

(i)    Reserved.

(j)    Loan Documents; Failure of Security. At any time, for any reason, (i) any Loan Document as a whole that materially affects the ability of Bank to enforce the Obligations or enforce its rights against the Collateral ceases to be in full force and effect or any Loan Party seeks to repudiate its obligations thereunder and the Liens intended to be created thereby are, or any Loan Party seeks to render such Liens, invalid and unperfected, or (ii) Liens on Collateral in favor of Bank contemplated by the Loan Documents shall, at any time, for any reason, be invalidated or otherwise cease to be in full force and effect, or such Liens shall not have the perfection or priority contemplated by this Agreement or the Loan Documents.

(k)    Environmental Matters. Any Borrower shall be the subject of any proceeding or investigation that (a) is pertaining to (i) the Release by any Borrower of any Contaminant into the environment, (ii) the liability of any Borrower arising from the Release by any other Person of any Contaminant into the environment, or (iii) any violation of any Environmental Law by any Borrower and (b) in any case, has or would reasonably be expected to result in a Material Adverse Effect.

(l)    Default on other Bank Obligations. Any Loan Party shall default in the payment or performance of any Debt or obligations owing to Bank other than the Obligations.

(m)    Waiver of Minimum Funding Standard. If the plan administrator of any Plan applies under Section 412(d) of the Code for a waiver of the minimum funding standards of Section 412(a) of the Code and Bank believes the substantial business hardship upon which the application for the waiver is based could reasonably be expected to cause or result in a Material Adverse Effect.

(n)    Guarantor Revocation. Any Entity Guarantor shall attempt to terminate or revoke any Guaranty of the Obligations or breach any of the terms of such Guaranty.

(o)    Adverse Changes. The occurrence of any event which could reasonably be anticipated to cause or result in a Material Adverse Effect.

Section 7.02.  Effect of Event of Default.

(a)    Automatic Acceleration. If any Event of Default described in Section 7.01(d) of this Agreement shall occur and is continuing, maturity of the Loans shall immediately be accelerated, the Notes and the Loans evidenced thereby, and all other indebtedness and any other payment Obligations, shall become immediately due and payable and the Revolving Loan Commitment shall be reduced immediately to zero dollars ($0), all without demand or notice of any kind.

(b)    Elective Acceleration. If any Event of Default other than an Event of Default described in Section 7.01(d) has occurred and is continuing, then Bank or any other holder of the Notes may, upon written notice to Borrowers, terminate the Commitments, accelerate payment of the Loans, and declare the Notes and all other payment Obligations due and payable, whereupon maturity of the Loans shall be accelerated, the Notes and the Loans evidenced thereby, and all other Obligations shall become immediately due and payable and the Revolving Loan Commitment Amount shall be reduced immediately to zero dollars ($0), all without demand or further notice of any kind.

(c)    Remedies Not Exclusive. If any Event of Default shall occur, Bank may avail itself of any and all remedies provided by law, as well as any equitable remedies available to Bank, including all remedies provided under the UCC and, as applicable, the PPSA. The remedies of Bank specified in this Agreement or in any other Loan Document shall not be exclusive.

ARTICLE VIII

Miscellaneous

Section 8.01.  Waiver − Amendments. No delay on the part of Bank, or any holder of the Notes in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to any of the provisions of this Agreement or the other Loan Documents or otherwise of the Obligations shall be effective unless such amendment, modification, waiver or consent is in writing and signed by each of the parties hereto. Notwithstanding the foregoing, each Obligor hereby authorizes Bank to (i) correct any patent (or scrivener’s) errors or other erroneous content in the Loan Documents, (ii) date any dates and fill in any blanks or other missing content in any of the Loan Documents, and (iii) replace or substitute pages, as applicable, in each Loan Document that were changed to correct such errors or fill in such dates, missing content or blanks (each a “Corrected Document”), in each case, without the need for a written amendment signed by the parties. Without limiting the generality of any of the foregoing, each Obligor further covenants that it shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered (or, as applicable, re-execute, re-acknowledge and re-deliver), (A) each agreement, instrument or other document that was incorrectly drafted and signed at the Closing Date and (B) all such further assurances and other agreements, instruments or documents, and take or cause to be taken all such other actions, as Bank shall request from time to time to permit Bank to evidence or give effect to the express terms and conditions of this Agreement and the other Loan Documents and any of the transactions contemplated hereby, including to perfect (or continue the perfection of) and protect Bank’s Liens upon the Collateral, and shall take such other action as may be requested by Bank to give effect to or carry out the intent and purposes of this Agreement.

Section 8.02.  Notices. Any notice given under or with respect to this Agreement to any Borrower or Bank shall be in writing and, if delivered by hand or sent by overnight courier service, shall be deemed to have been given when delivered and, if mailed, shall be deemed to have been given five (5) days after the date when sent by registered or certified mail, postage prepaid, and addressed to Borrower Representative or Bank (or other holder of any Note) at its address shown below, or at such other address as any such party may, by written notice to the other party to this Agreement, have designated as its address for such purpose. The addresses referred to are as follows:

Borrowers:	Creative Realities, Inc. 13100 Magisterial Drive, Suite 100 Louisville, KY 40223 Attention: Will Logan, CFO

With copy to:	Taft Stettinius & Hollister LLP 2200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 Attention: Brad Pederson

Bank:	First Merchants Bank 8711 River Crossing Blvd. Indianapolis, Indiana 46240 Attention: Charlie Hageboeck

With copy to:	Frost Brown Todd LLC 400 West Market Street, Suite 3200 Louisville, Kentucky 40202 Attention: Jamie Brodsky

Section 8.03.  Costs, Expenses and Taxes. Each Borrower, jointly and severally, agrees to pay (without duplication), all of the following fees, costs and expenses incurred by Bank: (i) all reasonable costs and expenses in connection with the negotiation, preparation, reproduction, execution and delivery of the Loan Documents and any and all other documents furnished pursuant hereto or in connection herewith, including without limitation the reasonable and documented fees and out of pocket expenses of outside counsel to Bank, as well as the reasonable and documented fees and out of pocket expenses of such counsel in connection with the foregoing and the administration of this Agreement, (ii) all reasonable costs and expenses in connection with the negotiation, preparation, execution and delivery of any amendments or modifications of (or supplements to) any of the foregoing and any and all other documents furnished pursuant thereto or in connection therewith, including without limitation the reasonable and documented fees and out-of-pocket expenses of counsel retained by Bank relative thereto , (iii) all UCC, PPSA and Lien search fees, all title insurance, survey, appraisal, environmental evaluation fees, costs, and expenses, and costs and all fees and taxes payable in connection with the filing, recording, or administering of any Loan Documents, financing statements, and Liens with respect to Borrowers’ titled equipment; (iv) all costs and expenses (including, without limitation, reasonable and documented attorneys’ fees and expenses of Bank), if any, in connection with the enforcement of this Agreement and/or any other Loan Documents or other agreement furnished pursuant hereto or thereto or in connection herewith or therewith; and (v) all costs and expenses incurred by Bank in conducting an independent exam, audit or review by Bank’s internal staff of the books and records of any Loan Party and the collateral provided under the Loan Documents, including, without limitation, the costs and expenses of annual field exams of the Collateral. In addition, each Borrower shall, jointly and severally, pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, or any of the other Loan Documents, or the issuance of the Notes, or the making of the Loans, the issuance of any Letters of Credit, and agrees to save and hold Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes. Any portion of the foregoing fees, costs and expenses which remains unpaid following Bank’s statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at the Default Rate.

Section 8.04.  Severability. If any provision of this Agreement or any other Loan Document is determined to be illegal or unenforceable, such provision shall be deemed to be severable from the balance of the provisions of this Agreement or such Loan Document and the remaining provisions shall be enforceable in accordance with their terms.

Section 8.05.  Captions/Time of Essence/Miscellaneous. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement. Time is of the essence under the Loan Documents. This Agreement may be executed by original or facsimile signatures (which shall be binding and enforceable the same as if original), in two or more counterparts, each of which shall constitute an original, but all of which when taken together shall constitute but one agreement.

Section 8.06.  Governing Law. Except as may otherwise be expressly provided in any other Loan Document, this Agreement and all other Loan Documents are made under and will be governed in all cases by the substantive laws of the State of Indiana, notwithstanding the fact that Indiana conflicts of laws, rules or principles might otherwise require the substantive rules of law of another jurisdiction to apply. EACH BORROWER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON SUCH BORROWER AND AGREES THAT ALL SERVICE OF PROCESS MAY BE MADE BY MESSENGER, BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY REGISTERED MAIL DIRECTED TO SUCH BORROWER AT THE ADDRESS STATED IN SECTION 8.02 OF THIS AGREEMENT. NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT OF BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 8.07.  Prior Agreements, Etc. This Agreement supersedes all previous agreements and commitments made by Bank and Borrowers with respect to the Loans, Letters of Credit, and all other subjects of this Agreement, including, without limitation, any oral or written proposals or commitments made or issued by Bank. Each Borrower agrees to indemnify and hold harmless Bank from and against all liabilities, obligations, losses, damages, penalties, action, judgments, suits, costs (including attorneys’ fees), expenses or disbursements of any kind whatever which may be imposed upon or asserted against Bank in any way relating to the business operations of any Borrower, execution of this Agreement or any other of the Loan Documents or the performance of its obligations thereunder. It is expressly agreed that Bank shall not be deemed to control the business activities of any Borrower as a result of this Agreement, the other Loan Documents or the performance thereof.

Section 8.08.  Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and shall inure to the benefit of Borrowers and Bank and their respective heirs, successors and assigns, provided that no Borrower’s rights under this Agreement shall be assignable without the prior written consent of Bank.

Each Borrower agrees that Bank may at any time sell, assign, or transfer one or more interests or participations in all or any part of its rights or obligations in respect of the Loans and Letters of Credit to one or more purchasers or participants whether or not related to Bank, without prior notice to or the consent of Borrowers. Borrowers agree that Bank may provide any information Bank may have about Borrowers or about any matter relating to the Loans and Letters of Credit to any of its subsidiaries or affiliates or their successors, or to any one or more purchasers or potential purchasers of any Note, or participants or potential participants in the Loans and Letters of Credit.

Section 8.09.  Waiver of Jury Trial/Jurisdiction. EACH BORROWER AND BANK HEREBY VOLUNTARILY, KNOWINGLY, ABSOLUTELY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY TRIAL OR HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BANK AND ANY BORROWER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP BETWEEN ANY BORROWER AND BANK. THIS PROVISION IS A MATERIAL INDUCEMENT TO BANK TO PROVIDE THE FINANCING DESCRIBED IN THIS AGREEMENT OR IN THE OTHER LOAN DOCUMENTS.

NEITHER ANY BORROWER NOR BANK WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN OR CANNOT BE WAIVED.

EACH BORROWER AGREES THAT THE STATE AND FEDERAL COURTS OF THE STATE OF INDIANA LOCATED IN OR WITH JURISDICTION THAT INCLUDES MARION COUNTY, INDIANA, OR AT THE OPTION OF BANK, IN THE COUNTY AND STATE IN WHICH ANY COLLATERAL IS SITUATED, HAVE NON-EXCLUSIVE JURISDICTION OVER ANY AND ALL ACTIONS AND PROCEEDINGS INVOLVING THIS CREDIT AGREEMENT OR ANY OTHER AGREEMENT MADE IN CONNECTION HEREWITH AND EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO SUBMIT TO THE JURISDICTION OF SUCH COURTS FOR PURPOSES OF ANY SUCH ACTION OR PROCEEDING. EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION THAT SUCH BORROWER MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING, INCLUDING ANY CLAIM THAT SUCH COURT IS AN INCONVENIENT FORUM, AND CONSENTS TO SERVICE OF PROCESS PROVIDED THE SAME IS IN ACCORDANCE WITH THE TERMS HEREOF. FINAL JUDGMENT IN ANY SUCH PROCEEDING AFTER ALL APPEALS HAVE BEEN EXHAUSTED OR WAIVED SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

Section 8.10.  Highest Lawful Rate. Notwithstanding any provision to the contrary contained in this Agreement or in any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (a) all interest on the unpaid balance of the Notes, accrued or paid from the date hereof, and (b) the aggregate of any other amounts accrued or paid pursuant to the Notes, or any of the other Loan Documents, which under applicable laws are or may be deemed to constitute interest upon such Debt from the date hereof, ever exceed the maximum rate of interest which could lawfully be contracted for, charged or received on the unpaid principal balance of such Debt. In this connection, it is expressly stipulated and agreed that it is the intent of Borrowers and Bank to contract in strict compliance with Indiana usury laws and with any other applicable state usury laws and with federal usury laws (whichever permit the higher rate of interest) from time to time in effect. In furtherance thereof, none of the terms of this Agreement, the Notes or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Highest Lawful Rate. Neither any Borrower nor any other Person now or hereafter becoming liable for payment of indebtedness pursuant to the Loan Documents (the “Bank Debt”) shall ever be liable for interest in excess of the Highest Lawful Rate. If under any circumstances the aggregate amounts paid on the Bank Debt include amounts which by law are deemed interest which would exceed the Highest Lawful Rate, each Borrower stipulates that such amounts will be deemed to have been paid as a result of an error on the part of Borrowers and Bank, and the Person receiving such excess payment shall promptly, upon discovery of such error or upon notice thereof from the Person making such payment, refund the amount of such excess. The parties further stipulate that such refund shall be a sufficient and sole remedy for such error and that no party shall be entitled to any damages or penalties, whether statutory or otherwise, as a result of such error. In addition, all sums paid or agreed to be paid to the holder or holders of the Bank Debt for the use, forbearance or detention of the Bank Debt shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Bank Debt. The provisions of this Section 8.10 shall control all agreements, whether now or hereafter existing and whether written or oral, among Borrowers and Bank.

Section 8.11.  Indemnification. Each Borrower further agrees to defend, protect, indemnify, and hold harmless Bank and its Affiliates, and Bank’s and its Affiliates’ respective officers, directors, employees, attorneys and agents (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees in any manner relating to or arising out of:

(a)    this Agreement, the other Loan Documents, or any act, event or transaction related or attendant thereto or to the making of the Advances and Loans, the issuance of Letters of Credit, the management of such Advances or Loans, the use or intended use of the proceeds of the Advances or Loans hereunder, or any of the other transactions contemplated by the Loan Documents; or

(b)    any liabilities, obligations, responsibilities, losses, damages, personal injury, death, punitive damages, economic damages, consequential damages, treble damages, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare, costs and expenses (including, without limitation, reasonable attorney, expert and consulting fees and costs of investigation, feasibility or remedial action studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future relating to violation of any Environmental Law arising from or in connection with the past, present or future operations of any Borrower or any of its respective predecessors in interest, or, the past, present or future environmental, health or safety condition of any respective property of any Borrower, the presence of asbestos containing materials at any respective property of any Borrower or the Release or threatened Release of any Contaminant into the environment (collectively, the “Indemnified Matters”); provided, however, Borrowers shall have no obligation to an Indemnitee hereunder with respect to Indemnified Matters caused solely by or resulting solely from the willful misconduct or gross negligence of such Indemnitee or breach of contract by such Indemnitee with respect to the Loan Documents, in each case, as determined by the final non-appealed judgment of a court of competent jurisdiction. If the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnity set forth herein shall be in addition to any other Obligations of Borrowers to Bank hereunder or at common law or otherwise, and shall survive any termination of this Agreement, the expiration of the obligation of Bank to make the Loans and issue Letters of Credit, and the payment of all Obligations.

Section 8.12.  Setoff. In addition to, and without limitation of, any rights of Bank under applicable law, if any Event of Default occurs and is continuing, any indebtedness from Bank (including all account balances, whether provisional or final and whether or not collected or available) may be offset and applied toward the payment of the Obligations, whether or not the Obligations, or any part hereof, shall then be due.

Section 8.13.  Publicity. Each Loan Party consents to the publication by Bank of press releases, tombstones, advertising or other promotional materials (including, without limitation, via any electronic transmission) (the “Publication”), on and following the Closing Date, containing information customarily included in such advertisements and materials consisting of (a) the name of each Loan Party and their Affiliates (or any of them), (b) the Bank and its Affiliates' titles and roles in connection with the transaction contemplated hereunder and (c) the amount, type and closing date of the Loans; provided that Bank or its Affiliates shall submit an initial copy of any Publication to each Loan Party for its prior approval of any Publication (such approval not to be unreasonably withheld, conditioned or delayed); provided, further, that Bank and its affiliates shall not be required to submit any Publication which is substantially similar to a Publication previously approved by any Loan Party.

Section 8.14.  Counterparts. This Agreement may be executed by original or electronic signature (which electronic signature shall be binding and enforceable the same as if original) in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by Borrowers and Bank. The parties hereto agree that “execution,” “signed,” “signature,” and words of like import in this document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, Electronic Signatures in Global and National Commerce Act, the Uniform Electronic Transactions Act or the Uniform Commercial Code, and the parties hereto hereby waive any objection to the contrary.

Section 8.15.  Patriot Act. BANK HEREBY NOTIFIES BORROWERS THAT PURSUANT TO THE REQUIREMENTS OF THE USA PATRIOT ACT (TITLE III OF PUB. L. 107-56 (SIGNED INTO LAW OCTOBER 26, 2001)) (THE “ACT”), IT IS REQUIRED TO OBTAIN, VERIFY AND RECORD INFORMATION THAT IDENTIFIES EACH BORROWER, WHICH INFORMATION INCLUDES THE NAME AND ADDRESS OF EACH BORROWER AND OTHER INFORMATION THAT WILL ALLOW BANK TO IDENTIFY EACH BORROWER IN ACCORDANCE WITH THE ACT.

Section 8.16.  CONSEQUENTIAL DAMAGES. EACH BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER FROM BANK IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

ARTICLE IX

Cross-Guaranty

Section 9.01.  Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Bank and its respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of all Obligations owed or hereafter owing to Bank by the other Borrowers irrespective of whether or not such Borrower is considered to be a primary obligor of such obligations. Each Borrower agrees that its guaranty obligation (the “Guaranty Obligations”) hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Article IX shall not be discharged until Payment in Full, and that its obligations under this Article IX shall be absolute and unconditional, irrespective of, and unaffected by an of the following:

(a)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Borrowers under this Agreement, any Note, or any other Loan Document, by operation of law or otherwise or any obligation of any other guarantor of any of the Obligations;

(b)    any modification or amendment of or supplement to this Agreement, any Note, or any other Loan Document;

(c)    any release, nonperfection or invalidity of any direct or indirect security for any obligation of the Borrowers under this Agreement, any Note, any security agreement, any Loan Document, or any obligations of any other guarantor of any of the Obligations;

(d)    any change in the corporate existence, structure or ownership of any of the Borrowers or any other guarantor of any of the Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of the Borrowers, or any other guarantor of the Obligations, or its assets or any resulting release or discharge of any obligation of any of the Borrowers, or any other guarantor of any of the Obligations;

(e)    the existence of any claim, setoff or other rights which a Borrower may have at any time against any of the other Borrowers, any other guarantor of any of the Obligations, the Bank or any other Person, whether in connection herewith or any unrelated transactions;

(f)    any invalidity or unenforceability relating to or against any of the Borrowers, or any other guarantor of any of the Obligations, for any reason related to this Agreement, any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by the Borrowers, or any other guarantor of the Obligations, of the principal of or interest on any Note or any other amount payable by the Borrowers under this Credit Agreement, the Notes, or any other Loan Document; or

(g)    any other act or omission to act or delay of any kind by the Borrowers, any other guarantor of the Obligations, the Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the Borrowers’ obligations hereunder.

Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

Section 9.02.  Fraudulent Conveyance, Etc. If the Guaranty Obligations of any Borrower hereunder would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Borrower’s Guaranty Obligations, then, notwithstanding any other provision to the contrary, the amount of such Guaranty Obligations shall, without any further action by such Borrower, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in any action or proceeding. Notwithstanding anything in this Agreement to the contrary, the Guaranty Obligations of any Borrower hereunder shall be limited to the maximum amount which would not result in any one of the following conditions:

(a)    such Borrower’s Guaranty Obligations would constitute a fraudulent transfer within the meaning of Section 548(a) of the U.S. Bankruptcy Code;

(b)    such Borrower’s Guaranty Obligations would constitute a fraudulent transfer within the meaning of Ind. Code § 32-18-2-1, et seq.; or

(c)    such Borrower’s Guaranty Obligations would constitute a fraudulent conveyance or fraudulent transfer within the meaning of any other applicable Federal or state bankruptcy, insolvency or other similar law or judicial decision.

Section 9.03.  Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Bank to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against the other Borrowers, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. It is agreed among each Borrower and Bank that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Article IX and such waivers, Bank would decline to enter into this Agreement.

Section 9.04.  Subordination of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, each Borrower hereby expressly and irrevocably subordinates to payment of the Obligations any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until Payment in Full. Each Borrower acknowledges and agrees that this subordination is intended to benefit Bank and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Article IX, and that Bank and its respective successors and assigns are intended third-party beneficiaries of the waivers and agreements set forth in this Article IX.

Section 9.05.  Election of Remedies. If Bank may, under applicable law, proceed to realize its benefits under any of the Loan Documents granting Bank a Lien upon any Collateral, whether owned by any Borrower or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Bank may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article IX. If, in the exercise of any of its rights and remedies, Bank shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Bank and waives any claim based upon such action, even if such action by Bank shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Bank. Any election of remedies that results in the denial or impairment of the right of Bank to seek a deficiency judgment against any Borrower shall not impair the other Borrowers’ joint and several obligations to pay the full amount of the Obligations. In the event Bank shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Bank may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Bank but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Bank or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Article IX, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Bank might otherwise be entitled but for such bidding at any such sale.

Section 9.06.  Liability Cumulative. The liability of any Borrower under this Article IX is in addition to and shall be cumulative with the respective obligations of such Borrower to Bank under this Agreement and the other Loan Documents to which such Borrower is a party, without any limitation as to amount (except pursuant to Section 9.02 hereof), unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date and year first above written.

“BANK”

First Merchants Bank

By:	/s/ Charlie Hageboeck
Print Name:	Charlie Hageboeck
Title:	Assistant Vice President

“BORROWERS”

ALLURE GLOBAL SOLUTIONS, INC.

a Georgia corporation

By:	/s/ Will Logan
Will Logan, Chief Financial Officer, Treasurer and Secretary

CREATIVE REALITIES, INC.

a Minnesota corporation

By:	/s/ Will Logan
Will Logan, Chief Financial Officer

REFLECT SYSTEMS, INC.

a Delaware corporation

By:	/s/ Will Logan
Will Logan, Chief Financial Officer and Secretary

[Signature Page to Credit Agreement]

EXHIBIT A

APPLICATION FOR ADVANCE

Date:

First Merchants Bank

8711 River Crossing Blvd.

Indianapolis, Indiana 46240

Reference is made to the Credit Agreement, dated as of May 23, 2024, among by and among Allure Global Solutions, Inc., a Georgia corporation (“AGS”), Creative Realities, Inc., a Minnesota corporation (“CRI”) and Reflect Systems, Inc., a Delaware corporation (“RS”), jointly and severally (AGS, CRI and RS, collectively, the “Borrowers”, and each a “Borrower”) and FIRST MERCHANTS BANK, an Indiana bank (as amended and/or restated from time to time, the “Credit Agreement”). Terms which are defined in the Credit Agreement and which are not otherwise defined in this Application for Advance (this “Application”) shall when used in this Application have the respective meanings ascribed to such terms in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.01of the Credit Agreement, of a request hereby for an Advance as follows (the “Requested Advance”):

1.	The request is for an Advance of the Revolving Loan.

2.	The requested borrowing date for the Requested Advance is: [●].

3.	The aggregate amount of the Requested Advance is $[●].

Please disburse the Requested Advance by [crediting the amount thereof to our Account No. [●] maintained with Bank] [pursuant to the payment instructions attached hereto as Schedule 1].

The undersigned represents and warrants to Bank that as of the date of this Application: (i) the representations and warranties contained in the Credit Agreement are and shall be true and correct in all material respects at and as of such date, as though made at and as of such date (except to the extent that such representations and warranties refer to an earlier date); and (ii) no Event of Default or Unmatured Event of Default has occurred and is continuing or shall have occurred and then be continuing at and as of such date, or will occur immediately after giving effect to the Requested Advances.

CREATIVE REALITIES, INC.

as Borrower Representative

By:

Print Name:

Title:

[Exhibit A to Credit Agreement]

EXHIBIT B

COMPLIANCE CERTIFICATE

Date:

Reference is made to the Credit Agreement, dated as of May 23, 2024, among Allure Global Solutions, Inc., a Georgia corporation (“AGS”), Creative Realities, Inc., a Minnesota corporation (“CRI”) and Reflect Systems, Inc., a Delaware corporation (“RS”), jointly and severally (AGS, CRI and RS, collectively, collectively, the “Borrowers”, and each a “Borrower”) and FIRST MERCHANTS BANK, an Indiana bank (as amended and/or restated from time to time, the “Credit Agreement”). Terms which are defined in the Credit Agreement and which are not otherwise defined in this Compliance Certificate (this “Compliance Certificate”) shall when used in this Compliance Certificate have the respective meanings ascribed to such terms in the Credit Agreement. This Compliance Certificate is submitted pursuant to Section 5.01(b) of the Credit Agreement.

The undersigned hereby certifies to Bank that as of the date of this Compliance Certificate:

1.         The undersigned is an Authorized Officer of Borrower Representative.

2.         No Event of Default or Unmatured Event of Default has occurred and is continuing, or, if such an Event of Default or Unmatured Event of Default exists, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that any Borrower has taken or proposes to take with respect thereto.

3.         The financial statements of the Borrowers being concurrently delivered herewith have been prepared in accordance with GAAP consistently applied and present fairly the financial position of Borrowers as of the dates thereof and the results of the operations of Borrowers for the periods covered, subject to normal year-end audit adjustments, if applicable, and that since the date of such financial statements there has been no Material Adverse Effect. There have been no material changes in accounting policies or financial reporting practices of any Borrower since [date of the last Compliance Certificate/date of last financial statements delivered prior to closing] or, if any such change has occurred, such changes are set forth in a writing attached hereto.

4.         Attached hereto as Schedule I is a true and correct calculation of [the financial covenants] [the proforma calculations] required by the Credit Agreement.

CREATIVE REALITIES, INC.

as Borrower Representative

By:

Print Name:

Title:

[Exhibit B to Credit Agreement]

Schedule I to Compliance Certificate